3 Easton Oval
Columbus, Ohio 43219

April 3, 2013

To Our Shareholders:

The 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., local time, on Tuesday, May 7, 2013, at the offices of the Company, 3 Easton Oval, Columbus, Ohio. Holders of record of our common shares as of March 13, 2013 are entitled to notice of, and to vote at, the Annual Meeting.

Enclosed is a copy of our 2012 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, a notice of the Annual Meeting and a proxy statement and proxy card for the Annual Meeting. It is important that your common shares be represented at the Annual Meeting. Please record your vote on the enclosed proxy card and return it promptly in the postage-paid envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

We look forward to reviewing the activities of the Company at the Annual Meeting. We hope you can be with us.

Sincerely,

/s/ Robert H. Schottenstein
Robert H. Schottenstein,
Chairman and Chief Executive Officer

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD
IN THE ENVELOPE PROVIDED OR, ALTERNATIVELY, VOTE YOUR PROXY
ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY.

3 Easton Oval
Columbus, Ohio 43219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 7, 2013

To Each Shareholder of M/I Homes, Inc.:

Notice is hereby given that the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., local time, on Tuesday, May 7, 2013, at the offices of the Company, 3 Easton Oval, Columbus, Ohio, for the following purposes:

1)	To elect four directors to serve until the Company's 2016 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2)	To consider and vote upon a non-binding, advisory resolution to approve the compensation of the Company's named executive officers;

3)	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2013 fiscal year; and

4)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

Only holders of record of our common shares at the close of business on March 13, 2013 will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

It is important that your common shares be represented at the Annual Meeting. Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

By Order of the Board of Directors,

/s/ J. Thomas Mason
J. Thomas Mason,
Secretary
April 3, 2013

THE COMPANY'S NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, PROXY STATEMENT, FORM OF PROXY AND 2012 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE ONLINE AT WWW.EDOCUMENTVIEW.COM/MHO.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2013.

The Company's Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2012 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.

For information on how to obtain directions to the Annual Meeting and vote in person, please contact our Investor Relations department at (614) 418-8225 or investorrelations@mihomes.com.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

Instead of receiving paper copies of our future proxy statements, proxy cards and annual reports to shareholders in the mail, shareholders may elect to receive such documents electronically via e-mail or the Internet. Receiving your proxy materials electronically saves us the cost of printing and mailing documents to you and reduces the environmental impact of our shareholder communications. Shareholders may sign up to receive or access future shareholder communications electronically as follows:

•	Shareholders of Record. If you are a registered shareholder, you may consent to electronic delivery when voting for the Annual Meeting on the Internet at www.envisionreports.com/MHO.

•
Beneficial Holders. If your common shares are not registered in your name, check the information provided to you by your bank, broker or other nominee or contact your bank, broker or other nominee for information on electronic delivery service.

3 Easton Oval
Columbus, Ohio 43219

PROXY STATEMENT
for the
2013 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 7, 2013

GENERAL

Time, Place and Purposes of Meeting
The 2013 Annual Meeting of Shareholders of M/I Homes, Inc. (the “Annual Meeting”) will be held on Tuesday, May 7, 2013 at 9:00 a.m., local time, at our corporate offices at 3 Easton Oval, Columbus, Ohio. The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is attached. All references in this Proxy Statement to “M/I Homes,” the “Company,” “we,” “our” or “us” refer to M/I Homes, Inc.
Solicitation of Proxies
This Proxy Statement and the accompanying form of proxy are first being sent on or about April 3, 2013 to holders of the Company's common shares, par value $.01 per share (the “Common Shares”), as of the close of business on March 13, 2013 (the “Record Date”). This Proxy Statement is furnished in connection with the solicitation of proxies by the Company's Board of Directors (the “Board”) for use at the Annual Meeting and any adjournment thereof. The Company's 2012 Annual Report to Shareholders (the “2012 Annual Report”), which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “2012 Form 10-K”), is being mailed together with this Proxy Statement.
Outstanding Shares and Quorum Requirements
There were 24,173,111 Common Shares issued and outstanding on the Record Date. The Common Shares represent our only class of voting securities entitled to vote at the Annual Meeting. Each Common Share outstanding on the Record Date entitles the holder thereof to one vote on each matter submitted to a shareholder vote at the Annual Meeting. A quorum for the Annual Meeting is a majority of the outstanding Common Shares on the Record Date. Common Shares represented by properly executed proxies returned to the Company at or prior to the Annual Meeting or represented by properly authenticated voting instructions timely recorded electronically via the Internet or telephonically will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “Abstain” (on any or all applicable proposals) or “Withheld” (from any or all director nominees) or are not marked at all.
Voting by Proxy
A proxy card for use at the Annual Meeting is enclosed. You may ensure your representation at the Annual Meeting by completing, signing, dating and promptly returning to the Company, at or prior to the Annual Meeting, the enclosed proxy card in the envelope provided. Alternatively, shareholders holding Common Shares registered directly with our transfer agent, Computershare, may vote their proxies electronically via the Internet or telephonically by following the instructions on their proxy cards. The deadline for voting electronically via the Internet or telephonically is 1:00 a.m., local time, on May 7, 2013. There are no fees or charges associated with voting electronically via the Internet or telephonically, other than fees or charges, if any, that shareholders pay for access to the Internet and for telephone service. A record holder of Common Shares may also attend the Annual Meeting and vote in person. Beneficial owners of Common Shares held in “street name” by a broker, bank or other nominee may also be eligible to vote their proxies electronically via the Internet or telephonically. Beneficial owners should review the information provided to them by their broker, bank or other nominee. This information will set forth the procedures to be followed in instructing their broker, bank or other nominee how to vote the Common Shares held in “street name” and how to revoke previously given instructions. Beneficial owners who desire to attend the Annual Meeting and vote in person must provide a “legal proxy” from their broker, bank or other nominee in order to vote in person at the Annual Meeting.

Broker/dealers who hold Common Shares for beneficial owners in “street name” may, under the applicable rules of the exchange and other self-regulatory organizations of which they are members, sign and submit proxies for such Common Shares and may vote such Common Shares on “routine” matters, such as the ratification of the appointment of auditors, but broker/dealers may not vote such Common Shares on “non-routine” matters, such as the election of directors and the advisory vote on executive compensation, without specific instructions from the beneficial owner of such Common Shares. Proxies that are signed and submitted by broker/dealers that have not been voted on certain matters as described in the previous sentence are referred to as “broker non-votes.”
Revocation of Proxies
A record holder may revoke his or her proxy at any time before it is exercised at the Annual Meeting by (1) filing a written notice with the Company revoking the proxy, (2) duly executing and returning to the Company a proxy card bearing a later date, (3) casting a new vote electronically via the Internet or telephonically or (4) attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting in person will not revoke a previously delivered proxy. Beneficial owners of Common Shares held in “street name” should follow the instructions provided by their broker, bank or other nominee to revoke a previously delivered proxy. Subject to such revocation and except as otherwise stated in this Proxy Statement or in the form of proxy, all proxies properly executed that are received prior to, or at the time of, the Annual Meeting and all proxies properly voted electronically via the Internet or telephonically before 1:00 a.m., local time, on May 7, 2013, will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), proxies will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the Company's named executive officers as disclosed in this Proxy Statement (Proposal No. 2), FOR the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2013 (Proposal No. 3) and at the discretion of the proxy holders on all other matters that may properly be brought before the Annual Meeting or any adjournment thereof.

Proposal No. 1

ELECTION OF DIRECTORS
In accordance with the Company's Amended and Restated Regulations (as amended, the “Regulations”), the Board is comprised of ten directors, divided into three classes with staggered three-year terms. A class of four directors is to be elected at the Annual Meeting. The Board has nominated the persons set forth in the table below for election as directors of the Company at the Annual Meeting. The four nominees receiving the greatest number of votes cast will be elected to serve until the Company's 2016 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal. Withheld votes with respect to any nominee (or all of the nominees) and broker non-votes will be counted for purposes of establishing a quorum, but will have no effect on the election of such nominee(s).
On May 8, 2012, the Board (1) increased the number of directors that comprise the Board from nine to ten directors in accordance with the Regulations and (2) upon the recommendation of the Board's Nominating and Governance Committee, appointed William H. Carter to fill the vacancy created by such increase. Mr. Carter's term expires at the Annual Meeting. On December 27, 2012, the Board, upon the recommendation of the Nominating and Governance Committee, appointed Michael P. Glimcher to the Board, effective January 1, 2013, to fill the vacancy created by the retirement of Jeffrey H. Miro (who retired after serving as a director for nearly 15 years). Mr. Glimcher's term expires at the Annual Meeting. Each of Mr. Carter and Mr. Glimcher was recommended to the Nominating and Governance Committee by Robert H. Schottenstein, the Company's Chairman, Chief Executive Officer and President. The Nominating and Governance Committee, after reviewing each of Mr. Carter's and Mr. Glimcher's qualifications and the Board's then-current needs and determining their independence under the applicable rules (“NYSE Rules”) of the New York Stock Exchange (the “NYSE”), recommended that each of Mr. Carter and Mr. Glimcher be appointed to the Board.

Unless otherwise specified in your proxy, the Common Shares voted pursuant to your proxy will be voted FOR the election of the director nominees identified below. The Board has no reason to believe that any nominee will not serve as a director if elected at the Annual Meeting. If any nominee becomes unable to serve or for good cause will not serve as a director, the proxy holders reserve full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee(s) designated by the Board.
Your Board of Directors unanimously recommends a vote FOR each of the director nominees named below.

BOARD OF DIRECTORS

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Director Nominees - Term to Expire at 2016 Annual Meeting of Shareholders

Friedrich K.M. Böhm*	71	Senior Partner and Chairman of White Oak Partners, a private equity firm, since 2008. Chairman Emeritus of NBBJ, an international architectural firm, from 2006 to 2008. From 1997 until 2006, Mr. Böhm was Chairman of NBBJ and from 1987 until 1997, he was Managing Partner and Chief Executive Officer of NBBJ. He currently serves as a director of TRC Companies, Inc. and The Daimler Group and was formerly a director of Huntington National Bank and NBBJ.	1994

		Committee Memberships: Audit; Compensation (Chairman); Executive

For nearly 20 years, Mr. Böhm served in an executive role with NBBJ, a leading international architectural firm that has designed communities, buildings, products, environments and digital experiences, including designing over 300,000 housing units. Mr. Böhm provides the Board with extensive and broad-based operating, design, strategic planning and management experience.

William H. Carter*	59
Executive Vice President, Chief Financial Officer and a director of Momentive Performance Holdings LLC, an international specialty chemicals and materials company ("Momentive"), and its wholly-owned subsidiary, Momentive Performance Materials Inc., since October 2010. He has also served as Executive Vice President and Chief Financial Officer of Momentive Specialty Chemicals Inc. (a wholly-owned subsidiary of Momentive formerly known as Hexion Specialty Chemicals, Inc.) since April 1995, and as a director of Momentive Specialty Chemicals Inc. since November 2001. Prior to joining Momentive Specialty Chemicals Inc., Mr. Carter was a partner with Price Waterhouse LLP, which he joined in 1975. He currently serves on the board of trustees of the James Cancer Foundation Board.
			2012

		Committee Membership: Audit (Chairman)

Mr. Carter has more than 35 years of finance and accounting experience, including having served as a chief financial officer of a public-reporting company and a partner for an independent registered public accounting firm. Through this extensive experience, he provides the Board with valuable expertise in numerous financial aspects, including accounting, tax, treasury, capital markets and strategic planning.

Michael P. Glimcher*	45	Chairman of the Board of Glimcher Realty Trust, a publicly-traded real estate investment trust that owns, manages, acquires and develops shopping malls, since September 2007 and Chief Executive Officer of Glimcher Realty Trust since January 2005. Prior to holding his current positions, Mr. Glimcher served in numerous management positions since joining Glimcher Realty Trust in 1991. Mr. Glimcher serves on the board of trustees of the National Association of Real Estate Investments Trusts, Arizona State University and the Wexner Center for the Arts.	2013

		Committee Membership: None

As the Chairman and Chief Executive Officer of a publicly-traded real estate investment trust with real estate projects across the United States, Mr. Glimcher brings the Board management, public company, risk management, corporate governance and real estate development and construction experience.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Director Nominees - Term to Expire at 2016 Annual Meeting of Shareholders - Continued
Robert H. Schottenstein	60	Chairman of the Company since March 2004, Chief Executive Officer of the Company since January 2004, President of the Company since May 1996 and Assistant Secretary of the Company since March 1991. Mr. Schottenstein currently serves as Chair of the Board of Trustees of The Ohio State University (“OSU”) and was formerly a director of Huntington Bancshares Incorporated.	1993

		Committee Membership: Executive (Chairman)

Mr. Schottenstein's day-to-day leadership as Chief Executive Officer of the Company, more than 22 years of service with the Company in various roles spanning production, sales and land acquisition/disposition and development, family relationship (he is the son of the founder of the Company) and previous experience as a real estate attorney provides the Board with extensive knowledge of our operations, business, industry and history.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Directors - Term to Expire at 2014 Annual Meeting of Shareholders
Joseph A. Alutto, Ph.D.	71	Executive Vice President and Provost of OSU since October 2007. Dr. Alutto served as the Interim President and Provost of OSU from July 2007 until October 2007 and as the Dean and John W. Berry Sr. Chair in Business of the Max M. Fisher College of Business at OSU from 1991 until 2007. Dr. Alutto currently serves as a director of The Children's Place Retail Stores, Inc. and was formerly a director of Nationwide Financial Services, Inc. and United Retail, Inc.	2005

		Committee Membership: None

Based on his nearly 22 years of service at OSU, one of the largest universities in the nation, including his current service as Executive Vice President and Provost and 16 years of service as Dean of the College of Business, Dr. Alutto brings business management, strategic planning, finance and human resources expertise to the Board. In addition, having served as a director of multiple public companies, Dr. Alutto provides the Board with knowledge of a broad range of corporate and board functions.

Phillip G. Creek	60
Chief Financial Officer of the Company since September 2000, Executive Vice President of the Company since February 2008 and Chief Financial Officer of M/I Financial Corp., a wholly-owned subsidiary of the Company (“M/I Financial”), since September 2000. Mr. Creek served as Senior Vice President of the Company from September 1993 until February 2008, as Treasurer of the Company from January 1993 until February 2005 and again from December 2009 until May 2010, as Treasurer of M/I Financial Corp. from September 2000 until May 2010 and as Senior Vice President of M/I Financial from February 1997 until September 2000.
			2002

		Committee Membership: Executive

Mr. Creek has served in various management positions with the Company since 1993 and has worked in the homebuilding industry since 1978. Mr. Creek has extensive experience in finance, accounting, strategic planning, homebuilding operations, investor relations and capital markets and provides the Board with valuable knowledge of the homebuilding industry and the Company's operations.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Directors - Term to Expire at 2014 Annual Meeting of Shareholders - Continued
Norman L. Traeger*	73	Founded United Skates of America, a chain of family fun centers, in 1971 and The Discovery Group, a venture capital firm, in 1983. Mr. Traeger currently owns and manages industrial, commercial and office real estate. Mr. Traeger currently serves as a director of The Discovery Group.	1997

		Committee Memberships: Audit; Compensation; Nominating and Governance (Chairman)

Mr. Traeger's diverse background as a business owner and operator, venture capitalist and real estate developer provides the Board with significant experience in sales, marketing, strategic planning and capital formation, as well as entrepreneurial and operational expertise.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Directors - Term to Expire at 2015 Annual Meeting of Shareholders
Thomas D. Igoe*	81	Consultant to Bank One, NA's Corporate Banking Division from January 1997 until December 1999. From 1962 until January 1997, Mr. Igoe was an employee of Bank One, NA, serving last as Senior Vice President - Corporate Banking.	2000

		Committee Memberships: Audit; Nominating and Governance

Mr. Igoe has more than 35 years of commercial banking experience. During his banking career, Mr. Igoe's responsibilities included analyzing and evaluating consolidated financial statements in order to make lending decisions and actively supervising others in conducting financial statement and financial condition analysis and evaluation. Mr. Igoe provides the Board with valuable financial knowledge and risk assessment expertise.

J. Thomas Mason	55	Secretary of the Company since July 2002, Executive Vice President of the Company since February 2008 and Chief Legal Officer of the Company since November 2011. Mr. Mason served as Senior Vice President of the Company from July 2002 until February 2008 and as General Counsel of the Company from July 2002 until November 2011. Prior to July 2002, Mr. Mason was a partner with the law firm of Vorys, Sater, Seymour and Pease LLP in Columbus, Ohio.	2006

		Committee Membership: None

Mr. Mason has practiced law for over 29 years, including 18 years in private practice, with an emphasis on land acquisition/disposition and development. As Chief Legal Officer and Secretary of the Company, Mr. Mason is actively involved in the Company's risk management, land acquisition/disposition and development and human resources functions. Mr. Mason provides the Board with insight into legal issues affecting the Company as well as valuable real estate expertise and detailed knowledge of many areas of our business.

Sharen Jester Turney*	56	President and Chief Executive Officer of Victoria's Secret, a division of Limited Brands, Inc., a publicly-traded national retailer, since 2006. From 2000 to 2006, Ms. Turney served as President and Chief Executive Officer of Victoria's Secret Direct, the brand's catalogue and e-commerce arm. Prior to joining Victoria's Secret, Ms. Turney served in various executive roles with Neiman Marcus Group, Inc., a publicly-traded national retailer.	2011

		Committee Memberships: Nominating and Governance; Compensation

Ms. Turney's service as an executive officer of publicly-traded companies provides the Board with diverse and valuable experience in numerous areas, including business management, strategic planning, retailing, finance, marketing, understanding the customer, brand management and sourcing.

* Independent director under NYSE Rules.

INFORMATION REGARDING THE BOARD, ITS COMMITTEES AND CORPORATE GOVERNANCE

Board Organization and Committees

The Board currently has ten members. The Board has determined that six of the ten directors meet the criteria for independence required by NYSE Rules. When determining whether a director qualifies as independent, the Board, in accordance with NYSE Rules, broadly considers all relevant facts and circumstances to determine whether the director has any material relationship with the Company, either directly or indirectly (as a partner, shareholder or officer of an organization that has a relationship with the Company), other than serving as one of our directors. With respect to the six independent directors (Friedrich K.M. Böhm, William H. Carter, Michael P. Glimcher, Thomas D. Igoe, Norman L. Traeger and Sharen Jester Turney) and Jeffrey H. Miro, who served as a director during 2012, the Board determined that they meet the criteria for independence required by NYSE Rules on the basis that they have no relationships with the Company, either directly or indirectly, including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationships, other than serving as a director of the Company.

With respect to Joseph A. Alutto, Ph.D., who serves as the Executive Vice President and Provost of OSU, the Board determined that Dr. Alutto currently does not meet the criteria for independence required by NYSE Rules. The Board made this determination based on the Company's current relationship with OSU, including Robert H. Schottenstein currently serving as the Chair of the OSU Board of Trustees and the periodic contributions made to OSU by The M/I Homes Foundation, a wholly-owned subsidiary of the Company.

Pursuant to the Company's Corporate Governance Guidelines, each independent director is required to notify the Chairman of the Nominating and Governance Committee, as soon as practicable, in the event the director's circumstances change in a manner that may affect the Board's evaluation of his or her independence.

During 2012, the Board held four meetings, and each director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the period such director served).

During 2012, the Board had four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Governance Committee; and the Executive Committee. In accordance with the applicable rules of the Securities and Exchange Commission (the “SEC Rules”) and NYSE Rules, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee has its own written charter, which is available on the Company's website at www.mihomes.com under the “Investors” heading.

Audit Committee. The Audit Committee operates pursuant to a written Audit Committee Charter adopted by the Board which reflects SEC Rules and NYSE Rules relating to audit committees. The Audit Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company's consolidated financial statements and internal control over financial reporting; (2) the Company's compliance with legal and regulatory requirements; (3) the Company's independent registered public accounting firm's qualifications, independence and performance; and (4) the performance of the Company's internal audit function.

The Audit Committee's specific responsibilities include: (1) reviewing and discussing the overall scope of the independent registered public accounting firm's annual audit plans, including staffing, professional services, audit procedures and fees; (2) reviewing and discussing the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company's financial statements; (3) reviewing and discussing the Company's quarterly financial statements and annual audited financial statements and related disclosures; (4) discussing the assessments of the adequacy and effectiveness of the Company's systems of disclosure controls and procedures and internal control over financial reporting; (5) discussing the guidelines and policies used by management to govern the process by which risk assessment and risk management is undertaken, paying particular attention to financial risk exposures; (6) monitoring and reporting to the Board concerning the independence, qualifications and performance of the independent registered public accounting firm; (7) reviewing and pre-approving all audit services and permitted non-audit services to be performed for the Company or its subsidiaries; (8) reviewing the internal auditors' annual audit plans and reviewing reports concerning the results of internal audits; (9) reviewing and discussing with the internal auditors their assessments of the Company's risk management processes and system of internal control; (10) establishing procedures for the confidential submission, receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; (11) engaging the independent registered public accounting firm; and (12) reviewing any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm or the performance of the internal audit function.

Each member of the Audit Committee qualifies as independent and is financially literate under the applicable SEC Rules and NYSE Rules. The Board has determined that the Audit Committee's Chairman, William H. Carter, qualifies as an audit committee financial expert as defined by applicable SEC Rules. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met four times during 2012. In addition, the Chairman of the Audit Committee, on behalf of the Audit Committee, met seven times with the Company's senior financial management, including the internal auditors, and the Company's independent registered public accounting firm, and discussed the Company's interim and fiscal year financial information prior to public release. The Audit Committee Chairman provided a telephonic report regarding each of these meetings to the other members of the Audit Committee. The Audit Committee's report relating to the 2012 fiscal year appears on page 41 of this Proxy Statement.

Compensation Committee. The Compensation Committee operates pursuant to a written Compensation Committee Charter adopted by the Board which reflects NYSE Rules relating to compensation committees. The Compensation Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. Each member of the Compensation Committee qualifies as independent under the applicable NYSE Rules. The Compensation Committee's primary purpose is to assist the Board in discharging its responsibilities relating to the compensation (cash, equity and otherwise) to be provided to the executive officers and directors of the Company. The Compensation Committee Charter sets forth the specific responsibilities and duties of the Compensation Committee, which include: (1) establishing the Company's executive compensation philosophy, objectives and policies; (2) reviewing, approving and determining the amount and form of compensation for the executive officers; (3) reviewing and making recommendations to the Board regarding the amount and form of non-employee director compensation; (4) developing and administering plans to qualify the compensation paid to the executive officers for tax deductibility to the extent feasible; (5) reviewing, making recommendations to the Board concerning and administering the Company's incentive and equity-based compensation plans; (6) reviewing and discussing with the Board the Company's organizational structure and plans for management succession; (7) reviewing and discussing with management the Compensation Discussion and Analysis section of the proxy statement and recommending to the Board whether to include such Compensation Discussion and Analysis section in the proxy statement; and (8) preparing a report on executive officer compensation for inclusion in the proxy statement. The human resources department supports the Compensation Committee in its duties, and the Compensation Committee from time to time delegates to the human resources department its authority to fulfill certain administrative duties. The Compensation Committee has the authority under its charter to select, retain, terminate and approve fees for consultants as it deems necessary to assist in the fulfillment of its responsibilities.

The Compensation Committee met six times during 2012. The Compensation Committee's report relating to the 2012 fiscal year appears on page 29 of this Proxy Statement. See “Compensation Discussion and Analysis” beginning on page 18 of this Proxy Statement for more information concerning the activities of the Compensation Committee with respect to the 2012 fiscal year, including the Compensation Committee's engagement of Pearl Meyer & Partners, an independent outside consulting firm, to assist the Compensation Committee in the design of the Company's 2012 executive compensation program.

Nominating and Governance Committee. The Nominating and Governance Committee operates pursuant to a written Nominating and Governance Committee Charter adopted by the Board which reflects NYSE Rules relating to nominating committees. The Nominating and Governance Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Nominating and Governance Committee's primary responsibility is to assist the Board on the broad range of issues surrounding the composition and operation of the Board, including: (1) identifying individuals qualified to become directors; (2) recommending to the Board director nominees for the next annual meeting of shareholders; and (3) developing and recommending to the Board a set of corporate governance principles. In addition, the Nominating and Governance Committee recommends to the Board committee selections and oversees the evaluation of the Board. Each member of the Nominating and Governance Committee qualifies as independent under the applicable NYSE Rules. The Nominating and Governance Committee met four times during 2012.

Executive Committee. When the Board is not in session, the Executive Committee may exercise those powers and carry out those duties of the Board which may lawfully be delegated by the Board. During 2012, the Executive Committee did not hold any formal meetings; however, the committee approved five actions by unanimous written consent.

Corporate Governance Guidelines

In accordance with NYSE Rules, the Board operates pursuant to written Corporate Governance Guidelines intended to promote the effective functioning of the Board and its committees and to reflect the Company's commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Governance Committee, periodically reviews the

Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are available on the Company's website at www.mihomes.com under the “Investors” heading.

Review, Approval or Ratification of Related Person Transactions

All Related Person Transactions (as defined below) are subject to our written Related Person Transaction Policy. Under this policy, the Audit Committee is responsible for reviewing and approving (or ratifying) all Related Person Transactions. In carrying out its responsibilities, the Audit Committee considers all relevant facts and circumstances relating to a Related Person Transaction and either approves (or ratifies) or disapproves the Related Person Transaction. While the relevant facts and circumstances vary depending on the transaction, they generally include:

•	the benefits to the Company of the transaction;

•	the terms of the transaction;

•	the interest of the Related Person (as defined below) in the transaction;

•	the alternatives to entering into the transaction;

•	whether the transaction is on terms comparable to those available from third parties; and

•	the overall fairness of the transaction.

The Audit Committee will approve (or ratify) a Related Person Transaction only if it determines that it is in the best interests of the Company. No director may participate in the consideration or approval (or ratification) of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is a Related Person. The Audit Committee may, from time to time, delegate its duties under the Related Person Transaction Policy to the Audit Committee Chairman.
To the extent practicable, all Related Person Transactions will be approved in advance. If advance approval is not practicable, or if a Related Person Transaction that has not been pre-approved is brought to the attention of the Audit Committee, the Audit Committee will promptly consider all of the relevant facts and circumstances in its ratification of the transaction. Our directors, executive officers and other members of management are responsible for bringing all proposed Related Person Transactions of which they have knowledge to the attention of the Audit Committee Chairman.
Under our policy, a “Related Person Transaction” is any transaction, arrangement or relationship in which the Company or any of our subsidiaries was or is to be a participant and any Related Person had or will have a direct or indirect interest. A “Related Person” is any person who is: (1)  a director (or nominee for director) or executive officer of the Company; (2)  to our knowledge, the beneficial owner of more than 5% of the Common Shares; or (3)  any immediate family member of any of the foregoing persons.

During 2012 and the year-to-date period in 2013, all Related Person Transactions have been approved in accordance with our Related Person Transaction Policy (none of which require disclosure under Item 404(a) of Regulation S-K).

Attendance at Annual Shareholder Meetings

The Company does not have a formal policy with respect to attendance by our directors at our annual meetings of shareholders. However, directors are encouraged to attend, and the Board and its committees meet immediately following, each annual meeting of shareholders. All ten directors attended the 2012 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics

All of the Company's directors, officers and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions) must adhere to the Company's Code of Business Conduct and Ethics, which complies with the applicable SEC Rules and NYSE Rules and is intended to reinforce our commitment to maintaining the highest ethical standards in operating our business. The Code of Business Conduct and Ethics is available on the Company's website at www.mihomes.com under the “Investors” heading or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Chief Legal Officer and Secretary. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of the Code of Business Conduct and Ethics that relate to elements listed under Item 406(b) of Regulation S-K and apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website.

Executive Sessions

In accordance with our Corporate Governance Guidelines and NYSE Rules, our non-management directors meet (without management or inside directors present) at regularly scheduled meetings at least twice per year and at such other times as the directors deem necessary or appropriate. Each executive session is chaired by one of the non-management directors on a rotating basis in alphabetical order. During 2012, the non-management directors held four executive sessions.

Communications with the Board of Directors

The Board believes it is important for shareholders and other interested parties to have a process by which to send communications to the Board. Accordingly, shareholders and other interested parties who wish to communicate with the Board or a particular director or group of directors (including the non-management directors) may do so by sending a letter to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder/Interested Party-Board Communication” or “Shareholder/Interested Party-Director Communication.” All such letters must identify the author as a shareholder or other interested party (indicating such interest) and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.
Board Leadership Structure

The Company does not have a fixed policy regarding whether the offices of Chairman of the Board and Chief Executive Officer should be vested in the same person or two different people. The Board has determined that the most effective leadership structure for us at the present time is for the Chief Executive Officer to also serve as the Chairman, a structure that we believe has served us well over the years. The Board believes that our Chief Executive Officer is best qualified to serve as Chairman because, as the officer ultimately responsible for our operations and performance, he is intimately familiar with our business, operations and industry and uniquely positioned to effectively identify and lead discussions concerning our strategic priorities. The Board further believes that the combined role of Chairman and Chief Executive Officer promotes the development and execution of our business strategy and facilitates information flow between management and the Board, which are essential to effective governance. In addition, the Board believes that our current Chief Executive Officer's family relationship (he is the son of the founder of the Company), previous experience as a real estate attorney and more than 22 years of service with the Company in various roles spanning production, sales and land acquisition/disposition and development further qualify him to serve as Chairman. The Board periodically reviews our leadership structure and retains the authority to modify the structure, as and when appropriate, to address our then current circumstances. The Board has elected not to appoint a separate lead director at the present time. However, our non-management directors meet in executive session at every regularly scheduled Board meeting without management or the inside directors present.

Board's Role in Risk Oversight

Management is responsible for identifying and managing risk and bringing to the Board's (or the applicable committee's) attention the most material risks that we face. While management reviews risk on a company-wide basis, it focuses on risks in three primary areas: (1) financial risk; (2) legal, compliance and regulatory risk; and (3) operational and strategic risk. The Board has ultimate oversight responsibility for our risk-management program and carries out this responsibility directly and through its committees. The full Board directly oversees and reviews operational and strategic risk and receives regular reports from the committee chairs regarding risk oversight in the committees' respective areas of responsibility. The Audit Committee oversees and reviews financial risk (including our internal controls) and legal, compliance and regulatory risk. In carrying out their oversight responsibilities, the full Board and the Audit Committee receive regular reports from the appropriate members of management regarding the material risks that have been identified, including how those risks are being managed and strategies for mitigating those risks. The Audit Committee also receives an annual risk assessment report from our internal auditors and, in accordance with its charter, discusses with management the guidelines and policies that management uses to govern the process by which risk assessment and management is undertaken, with particular attention to financial risks.

In connection with its oversight of our executive compensation program, the Compensation Committee reviews and evaluates our compensation policies and practices relating to our employees (as well as our executive officers). During its review and evaluation, the Compensation Committee focuses on any incentives that may create, and any factors that may reduce the likelihood of, excessive risk taking by our employees to determine whether our compensation policies and practices present a material risk to us. Based on this review, the Compensation Committee has concluded that our compensation policies and practices for our employees (including our executive officers) do not create risks that are reasonably likely to have a material adverse effect on us.

The Nominating and Governance Committee oversees risks related to the composition and operation of our Board, including director independence and potential conflicts of interest.

Nomination of Directors

As described above, the Company has a standing Nominating and Governance Committee that is responsible for providing oversight on the broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.

When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate's credentials and does not have any specific eligibility requirements or minimum qualifications that must be met by a Nominating and Governance Committee-recommended nominee. The Nominating and Governance Committee considers those factors it deems appropriate, including judgment, skill, independence, diversity, strength of character, experience with businesses and organizations comparable in size or scope, experience as an executive of, or advisor to, a publicly-traded or private company, experience and skill relative to other Board members, specialized knowledge or experience and desirability of the candidate's membership on the Board. The Nominating and Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Governance Committee considers diversity, including diversity of gender, race and ethnicity, education, professional experience, viewpoints, backgrounds and skills. The Nominating and Governance Committee does not assign a specific weight to particular factors and, depending upon the current needs of the Board, may weigh certain factors more or less heavily. The Nominating and Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would materially interfere with performance as a director.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. Pursuant to its written charter, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. No such consultant or search firm has been used to date.

Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by giving written notice of the recommendation to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Secretary. The recommendation must include the candidate's name, age, business address, residence address and principal occupation or employment, as well as a description of the candidate's qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director, if so nominated and elected, must accompany any such recommendation.

The Board, taking into account the recommendations of the Nominating and Governance Committee, selects the nominees for election as directors at the annual meeting of shareholders. In addition, shareholders who wish to nominate one or more persons for election as a director at the annual meeting of shareholders may do so provided they comply with the nomination procedures set forth in the Company's Regulations. To nominate one or more persons for election as a director at an annual meeting, the Company's Regulations require that a shareholder give written notice of such shareholder's intent to make such nomination or nominations by personal delivery or by United States Mail, postage pre-paid, to the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date of the preceding year's annual meeting (or, if the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year's annual meeting or, in the case of a special meeting, within seven days after the date the Company mails or otherwise gives notice of the date of the meeting). Such notice shall set forth: (1) the name and address of the shareholder intending to make the nomination and the person or persons to be nominated; (2) a representation that the shareholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board; and (5) the consent of each nominee to serve as a director of the Company, if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Proposal No. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION
    We are asking our shareholders to approve a non-binding, advisory resolution on the compensation of our executive officers identified in the Summary Compensation Table on page 30 of this Proxy Statement (the “Named Executive Officers”) as disclosed in this Proxy Statement (commonly referred to as a “say-on-pay” vote). Our board of directors has adopted a policy providing for an annual “say-on-pay” vote. In accordance with this policy and Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking our shareholders to vote “FOR” the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company's Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and all related disclosures.
We are committed to responsible executive compensation practices. Our executive compensation program seeks to promote four primary objectives: (1) attract and retain exceptional executive officers; (2) motivate our executive officers; (3) align the interests of our executive officers and our shareholders; and (4) reward performance. To achieve these objectives, we use a combination of base salary, annual cash performance bonus, long-term equity-based compensation and limited benefits and perquisites. Our executive compensation program is intended to be competitive with our peer group while concentrating a significant portion of each Named Executive Officer's potential total compensation in variable compensation that is tied to (1) our achievement of measurable performance goals and/or (2) the long-term appreciation in the price of our Common Shares. We believe this concentration motivates and engages our Named Executive Officers, creates a strong link between pay and performance and aligns the interests of our Named Executive Officers and our shareholders.
For 2012, our primary goal was profitability. Although we had made meaningful progress toward returning to profitability in 2010 and 2011, we had not yet achieved this goal. As a result, in 2012, the Compensation Committee sought to directly align our Named Executive Officers' compensation with our company goal of returning to profitability. The “Compensation Discussion and Analysis” beginning on page 18 of this Proxy Statement describes in detail our executive compensation program and the decisions made by the Compensation Committee in 2012 in light of this goal. We urge shareholders to read the “Compensation Discussion and Analysis” as well as the Summary Compensation Table and other related compensation tables on pages 30 - 38 of this Proxy Statement. Highlights of our 2012 executive compensation program and the Compensation Committee's decisions include:

•
Base Salary. In 2012, the Compensation Committee increased the base salaries of Robert H. Schottenstein and Phillip G. Creek for the first time since 2007 from $750,000 to $825,000 and $500,000 to $550,000, respectively, and did not change the base salary of J. Thomas Mason (which remained at the level established in 2010).

•
Annual Cash Performance Bonus. For 2012, each Named Executive Officer was eligible to receive a cash performance bonus based entirely on our pre-tax income from operations, excluding extraordinary items (“Adjusted Pre-Tax Income”). The Compensation Committee selected Adjusted Pre-Tax Income as the sole performance goal for 2012 to focus the Named Executive Officers on our company goal of returning to profitability. Additionally, the Compensation Committee designed the 2012 performance bonus program so that the Named Executive Officers earned cash bonuses only if we achieved positive Adjusted Pre-Tax Income (which we had not achieved since 2006 as a result of the housing downturn).

In 2012, we returned to profitability and achieved Adjusted Pre-Tax Income and net income of $13.5 million and $13.3 million, respectively, an improvement of $24.4 million and $47.2 million, respectively, from 2011. Based on our achievement of the Adjusted Pre-Tax Income performance goal, each Named Executive Officer received a cash performance bonus for 2012 that represented 44% of his maximum potential performance bonus opportunity.

•	Equity-Based Compensation. For 2012, the Compensation Committee awarded each Named Executive Officer the same number of service-based stock options that he received in 2011.

In addition to returning to profitability in 2012, we improved our operational and financial performance on a number of other key fronts. For 2012, we, among other things, increased our new contracts and homes delivered by 27% and 21%, respectively, finished the year with backlog units and sales value that were 43% and 56% greater than a year earlier (with the year-end unit level and sales value at their highest since 2006), respectively, increased adjusted operating gross margin (i.e., gross margin, excluding impairments and defective drywall recovery, as a percentage of revenue) by 200 basis points, opened 46 new communities, increased our community count by 7%, entered the Austin, Texas market and maintained our significant liquidity by ending the year with more than $154 million in cash and no outstanding borrowings under our $140 million credit facility.
The vote on our executive compensation program is advisory, which means that it is not binding on us. However, the Compensation Committee values the opinions of our shareholders. To the extent there is a significant vote against this proposal, we will consider our shareholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when making future executive compensation decisions.
The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions and broker non-votes will be counted for purposes of establishing a quorum and will have the same effect as a vote against this proposal.
Your Board of Directors unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

Proposal No. 3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013. Deloitte & Touche LLP served as the Company's independent registered public accounting firm for the 2012 fiscal year. Although action by the shareholders in this matter is not required, the Audit Committee believes that shareholder ratification of its appointment of Deloitte & Touche LLP is appropriate because of the independent registered public accounting firm's role in reviewing the quality and integrity of the Company's internal control over financial reporting. A representative of Deloitte & Touche LLP will be present at the Annual Meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to approve this Proposal No. 3. Abstentions and broker non-votes (if any) will be counted for purposes of establishing a quorum and will have the same effect as a vote against the proposal. In the event that the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider (but may decide to maintain) its appointment of Deloitte & Touche LLP.

Your Board of Directors unanimously recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES

The executive officers of the Company are Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason. Biographical information with respect to the executive officers is set forth under “Board of Directors” beginning on page 4 of this Proxy Statement. The executive officers are elected by, and serve at the pleasure of, the Board. The following table sets forth biographical information with respect to certain key employees of the Company:

Name	Age	Current Positions with Company/Business Experience	Year Started

Paul S. Rosen	62	Chief Executive Officer of M/I Financial since February 1994, President of M/I Financial since August 1995 and Senior Vice President of the Company since February 1999.	1993

Fred J. Sikorski	58	Region President overseeing our Washington D.C. Division since April 2012, our Cincinnati Division since September 2011, our Columbus Division since September 2010, our Raleigh and Charlotte Divisions since May 2008 and our Tampa and Orlando Divisions since December 2006. Prior to 2006, Mr. Sikorski was Region President of our South Florida Region, Area President of our Tampa Division and Division President of our Tampa Division.	1998

David L. Matlock	54	Region President overseeing our San Antonio Division since April 2011, our Houston Division since August 2011 and our Austin Division since October 2012. In January 2008, Mr. Matlock founded TriStone Homes in San Antonio, the assets of which we acquired in April 2011. Prior to January 2008, he was the San Antonio Division President for Standard Pacific Corp.	2011

Ronald H. Martin	44	Region President overseeing our Chicago Division since May 2007 and our Indianapolis Division since January 2013. From 2006 until 2007, Mr. Martin was Division President for Lennar Corporation. Prior to 2006, he was Division President for Neumann Homes.	2007

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 13, 2013, the number and percentage of our outstanding Common Shares beneficially owned by (1) each person who, to the knowledge of the Company, beneficially owns more than five percent of the outstanding Common Shares, (2) each of the Company's directors, nominees for director and Named Executive Officers and (3) all of the current directors and executive officers of the Company as a group. Except as set forth in the footnotes to the table, the shareholders have sole voting and dispositive power with respect to such Common Shares:

Name of Beneficial Owner	Number of Common Shares(1)		Percent of Class
Joseph A. Alutto, Ph.D.	35,081	(2)	*
Friedrich K. M. Böhm	41,365	(2)	*
William H. Carter	3,246	(2)	*
Phillip G. Creek	272,958	(2)	1.1%
Michael P. Glimcher	0		*
Thomas D. Igoe	23,904	(2)	*
J. Thomas Mason	118,424	(2)	*
Robert H. Schottenstein	921,636	(2)(3)	3.8%
Norman L. Traeger	35,458	(2)	*
Sharen Jester Turney	2,000	(2)	*
All current directors and executive officers as a group (10 persons)	1,455,072		5.8%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,822,114	(4)	11.7%
FMR LLC 82 Devonshire Street Boston, MA 02109	1,944,149	(5)	8.0%
State Street Corporation One Lincoln Street Boston, MA 02111	1,802,243	(6)	7.5%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	1,545,266	(7)	6.4%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,288,520	(8)	5.3%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,288,512	(9)	5.3%
* Less than 1.0% of the outstanding Common Shares

(1)
The amounts shown include 25,852, 6,173, 2,246, 1,961, 4,170, and 3,596 Common Shares held by Joseph A. Alutto, Ph.D., Friedrich K.M. Böhm, William H. Carter, Phillip G. Creek, Thomas D. Igoe, and J. Thomas Mason, respectively, under the terms of the Company's Amended and Restated Executives' Deferred Compensation Plan (the “Executives' Deferred Compensation Plan”) or the Company's Amended and Restated Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”), as applicable. Under the terms of the Executives' Deferred Compensation Plan and the Director Deferred Compensation Plan, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan, until such Common Shares are distributed pursuant to the terms of the plan.

(2)
The amounts shown include 2,500, 261,987, 2,500, 104,828, 352,946 and 2,500 Common Shares for Friedrich K.M. Böhm, Phillip G. Creek, Thomas D. Igoe, J. Thomas Mason, Robert H. Schottenstein and Norman L. Traeger, respectively, which underlie currently exercisable stock options. The amounts shown also include 8,027 Common Shares held by each of Joseph A. Alutto, Ph.D., Friedrich K.M. Böhm, Thomas D. Igoe, and Norman L. Traeger, 2,000 Common Shares held by Sharen Jester Turney and 1,000 Common Shares held by William H. Carter, in each case, in the form of stock units issued pursuant to the Company's Amended and Restated 2006 Director Equity Incentive Plan (the “2006 Director Plan”) and the M/I Homes, Inc. 2009 Long-Term Incentive Plan (the “2009 LTIP”). Under the terms of the 2006 Director Plan and the 2009 LTIP, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan in the form of stock units, until such Common Shares are distributed pursuant to the terms of the plan.

(3)
485,400 of these Common Shares are held of record by IES Family Holdings No. 2, LLC, an Ohio limited liability company. Robert H. Schottenstein is the sole manager of IES Family Holdings No. 2, LLC and has sole voting and dispositive power with respect to such 485,400 Common Shares. 10,000 of these Common Shares are owned by Robert H. Schottenstein's spouse, as to which Mr. Schottenstein disclaims beneficial ownership. 73,290 of these Common Shares are directly owned by Robert H. Schottenstein. The address of Robert H. Schottenstein is 3 Easton Oval, Suite 500, Columbus, Ohio 43219.

(4)
Based on information set forth in a Schedule 13G/A filed on January 11, 2013, which was filed on behalf of BlackRock, Inc., a parent holding company, BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, Blackrock Asset Management Canada Limited, BlackRock Advisors, LLC, Blackrock Asset Management Ireland Limited, BlackRock Investment Management, LLC., and BlackRock International Limited. BlackRock, Inc. is the beneficial owner of such Common Shares and has sole voting and sole dispositive power with respect to all of such Common Shares.

(5)
Based on information set forth in a Schedule 13G/A dated February 14, 2013, which was filed on behalf of FMR LLC, a parent holding company, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC, Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a registered investment adviser, and Edward C. Johnson 3d, Chairman of FMR LLC. Fidelity is the beneficial owner of 1,260,570 of such Common Shares as a result of acting as investment adviser to various investment companies. PGALLC is the beneficial owner of 382,699 of such Common Shares as a result of serving as investment adviser to various investment companies. PGATC is the beneficial owner of 300,880 of such Common Shares as a result of serving as investment manager of institutional accounts owning such Common Shares. Mr. Johnson and FMR, LLC, through its control of Fidelity, PGALLC and PGATC, each has sole dispositive power with respect to all of such Common Shares and sole voting power with respect to 683,579 of such Common Shares. The Fidelity funds have sole voting power with respect to 1,260,570 of such Common Shares, and Fidelity carries out the voting of the Common Shares held by the funds under written guidelines established by the funds' Board of Trustees.

(6)
Based on information set forth in a Schedule 13G filed on February 12, 2013, which was filed on behalf of State Street Corporation, a parent holding company, State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors Ltd, and State Street Global Advisors, Australia Limited are the beneficial owners of such Common Shares and have shared dispositive power and voting power with respect to1,802,243 of such Common Shares. SSGA Funds Management, Inc. is the beneficial owner of, and has shared dispositive power and voting power with respect to, 1,403,638 Common Shares.

(7)
Based on information set forth in a Schedule 13G/A dated February 12, 2013, which was filed on behalf of Franklin Resources, Inc. (“FRI”), Franklin Advisory Services, LLC, an indirect wholly-owned investment management subsidiary of FRI (“FAS”), and Charles B. Johnson and Rupert H. Johnson, Jr., the principal shareholders of FRI. FAS has sole voting power with respect to 1,454,266 of such Common Shares and sole dispositive power with respect to all of such Common Shares.

(8)
Based on information set forth in a Schedule 13G/A dated February 7, 2013, which was filed on behalf of T. Rowe Price Associates, Inc. (“Price Associates”), a registered investment adviser, who has sole voting power with respect to 408,450 of such Common Shares and sole dispositive power with respect to all of such Common Shares.

(9)
Based on information set forth in a Schedule 13G/A dated February 11, 2013, which was filed on behalf of Dimensional Fund Advisors LP (“Dimensional”), a registered investment adviser who, in its role as investment adviser or manager to four registered investment companies and certain other commingled group trusts and separate accounts (collectively, the “Funds”), has sole voting power with respect to 1,262,784 of such Common Shares and sole dispositive power with respect to all of such Common Shares. All of such Common Shares are owned by the Funds, and Dimensional disclaims beneficial ownership of such Common Shares.

In addition to our Common Shares, on March 15, 2007, we issued 4,000,000 Depositary Shares, each representing 1/1000th of a 9.75% Series A Preferred Share of the Company (the “Preferred Shares”). The Preferred Shares are not convertible into our Common Shares or any other securities and have no voting rights, except with respect to those specified matters set forth in the Company's Amended and Restated Articles of Incorporation or as otherwise required by applicable Ohio law. Except as noted below, none of our directors, nominees for director or executive officers (including the Named Executive Officers) owned any of our Preferred Shares as of March 13, 2013.

As of March 13, 2013, Michael P. Glimcher beneficially owns 2,000 Depositary Shares (less than 0.1% of the outstanding Depositary Shares).
As of March 13, 2013, Robert H. Schottenstein beneficially owns 74,050 Depositary Shares (1.8% of the outstanding Depositary Shares), of which (1) 1,000 are held in the Irving E. Schottenstein Marital Trust 1, of which Mr. Schottenstein is one of four trustees, (2) 61,100 are held in the Irving E. Schottenstein Marital Trust 2, of which Mr. Schottenstein is one of four trustees, (3) 5,950 are held in the Irving E. Schottenstein Insurance Trust, of which Mr. Schottenstein is one of three trustees, (4) 2,000 are held in the Alissa Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee, (5) 2,000 are held in the Joshua Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee and (6) 2,000 are held in the Leah Schottenstein Skip Trust, of which Mr. Schottenstein is the sole trustee. Mr. Schottenstein, in his capacity as a trustee of each of these trusts, has sole voting power (to the extent applicable) and sole dispositive power with respect to all such Depositary Shares and disclaims beneficial ownership of all such Depositary Shares.
On March 11, 2013, the Company announced that it will redeem 2,000,000 of its outstanding Depositary Shares on April 10, 2013 at a redemption price of $25.00 per Depositary Share plus an amount equal to the accrued and unpaid dividends thereon (whether or not earned or declared) from March 15, 2013 to (but excluding) April 10, 2013. On and after the redemption date, the Depositary Shares that are redeemed will no longer be deemed outstanding, dividends on such Depositary Shares will cease to accrue and all rights of the holders of such Depositary Shares will cease, except for the right to receive the redemption price without interest.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy, objectives and policies, the components of compensation for our Named Executive Officers and the decisions of the Compensation Committee (the “Committee”) with respect to the Named Executive Officers' 2012 compensation. This CD&A is also intended to provide a context for the data we present in the executive compensation tables and related footnotes and narrative below.

Through a mix of base salary, annual cash performance bonus, long-term equity awards and limited benefits and perquisites, the Committee seeks to promote four primary objectives: (1) attracting and retaining exceptional executive officers;(2) motivating our executive officers; (3) aligning the interests of our executives with the interests of our shareholders; and (4) rewarding performance.

For 2012, our primary goal was profitability. Although we had made meaningful progress toward returning to profitability in 2010 and 2011, we had not yet achieved this goal. As a result, in 2012, the Committee sought to directly align our Named Executive Officers' compensation with our company goal of returning to profitability. To carry out this objective, the Committee structured the annual cash performance bonus component of each Named Executive Officer's compensation package so that the bonus was based entirely on our pre-tax income from operations, excluding extraordinary items (“Adjusted Pre-Tax Income”). Furthermore, the Committee structured the bonus program so that the Named Executive Officers earned cash performance bonuses only if we achieved positive Adjusted Pre-Tax Income. At the same time, the Committee made only relatively modest (if any) changes to the base salaries of the Named Executive Officers and did not change the amount or form of the equity compensation that the Named Executive Officers received in 2012 from what they received in 2011.

In 2012, we returned to profitability and achieved Adjusted Pre-Tax Income and net income of $13.5 million and $13.3 million, respectively, an improvement of $24.4 million and $47.2 million, respectively, from 2011. We also improved our operational and financial performance on a number of other key fronts, including:

•	New Contracts. New contracts increased 27%;

•	Homes Delivered. Homes delivered increased 21%;

•	Backlog. At December 31, 2012, backlog units and sales value were 43% and 56% greater than a year earlier, respectively (with the year-end unit level and sales value at their highest since 2006);

•
Adjusted Operating Gross Margin Percentage. Adjusted operating gross margin percentage (i.e., gross margin, excluding impairments and defective drywall charges, as a percentage of total revenue) increased by 200 basis points reaching 19.5%;

•	Land and Homebuilding Activities. We opened 46 new communities, increased our community count by 7% and entered the Austin, Texas market; and

•	Balance Sheet. We maintained our significant liquidity ending 2012 with more than $154 million in cash and no outstanding borrowings under our $140 million credit facility.

Based on our achievement of the Adjusted Pre-Tax Income performance goal, Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason received cash performance bonuses for 2012 in the amounts of $1,260,875, $600,416 and $198,000, respectively. In each case, these bonuses represented 44% of the Named Executive Officer's maximum potential performance bonus opportunity.
In May 2012, we held a shareholder advisory vote on the compensation of our Named Executive Officers, commonly referred to as a “say-on-pay” vote. Our shareholders overwhelmingly approved the compensation of our Named Executive Officers, with approximately 98% of the votes cast in favor of our 2012 “say-on-pay” resolution. Since the 2012 Annual Meeting of Shareholders, the Committee has considered the results of the 2012 “say-on-pay” vote in its evaluation of our executive compensation program and practices. Based on the strong support our shareholders expressed at the 2012 Annual Meeting, the Committee did not make any changes to our executive compensation program as a result of the 2012 “say-on-pay” vote.

Adjusted Pre-Tax Income and adjusted operating gross margin constitute non-GAAP financial measures. See the table set forth on page 35 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for a reconciliation of Adjusted Pre-Tax Income and adjusted operating gross margin to the most comparable GAAP financial measures, income (loss) from operations before income taxes and gross margin, respectively.
Compensation Philosophy and Objectives

Our executive compensation program is designed and administered to promote the following philosophy and objectives:

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Attract and Retain. Compensation should reflect the value of the job in the marketplace. To attract and retain exceptional executives, our executive compensation must remain competitive with the compensation programs of other publicly-traded homebuilders which compete with us for talent.

•	Motivate. Compensation should motivate our executive officers to perform at the highest level and achieve our financial and strategic goals and objectives.

•	Alignment with our Shareholders. Compensation should be structured to align the interests of our executives and our shareholders with the ultimate goal of maximizing shareholder value.

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Reward Performance. Compensation should depend on, and reward executives on the basis of, individual and company performance with an increasing proportion of pay at risk and directly linked to company performance as an executive's scope of responsibility increases. This fosters a pay-for-performance culture.

The Committee believes that the overall structure of our compensation program should be fundamentally the same across our entire management team. While actual compensation levels vary based on differences in job responsibilities, individual performance and the compensation paid to similarly-positioned executives within our Peer Group (as defined below on page 21 of this Proxy Statement), the Named Executive Officers generally receive the same components of compensation (i.e., base salary, annual cash performance bonus, long-term equity awards and benefits and perquisites) as the rest of our management team. In addition, similar, if not identical, performance goals apply to the annual cash performance bonuses that the Named Executive Officers and the rest of the management team are eligible to receive based on our performance. For example, for 2012, each management team member's annual cash performance bonus was based primarily on Adjusted Pre-Tax Income. The Committee believes this consistency promotes a coordinated approach to managing our business, ensures that the entire management team focuses on the same corporate goals and objectives and shares in the risks and rewards of our performance in a similar manner, reduces the likelihood of excessive risk taking and fosters an environment of team work and collaboration. This consistency is also intended to send the message to each member of the management team that his or her role is to help ensure our overall organizational success and maximize shareholder returns.
Role of Executive Officers
Consistent with past practice, in 2012, the Committee requested that our Chief Executive Officer, with the assistance of other members of senior management, make initial recommendations to the Committee regarding the design of the 2012 executive compensation program. The Committee requested that the Chief Executive Officer and these other members of management focus their recommendations on the 2012 annual cash performance bonus component, including the types of performance goals, the required levels of performance for each goal and the amount of payout at such required levels. Thereafter, in the course of its deliberations, the Committee from time to time solicited further input and recommendations from the Chief Executive Officer and such other members of management. At the request of the Committee, the Chief Executive Officer and certain of such other members of management attended and participated in the Committee meetings. The Committee believes this input is valuable because of the Chief Executive Officer's close working relationship with the other Named Executive Officers and management's detailed knowledge of our business, operations and financial and strategic goals and objectives. In addition, this input helps to ensure that our executive compensation program is consistent with such goals and objectives and motivates the executive officers to effectively execute such goals and objectives. The Committee, however, has sole authority to determine all elements of executive compensation and makes all final determinations regarding the Named Executive Officers' compensation.
Role of Compensation Consultants and Consultant Independence
In September 2011, the Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) to serve as its independent outside compensation consultant for 2012. The scope of Pearl Meyer's engagement focused on: (1) reviewing our executive compensation program as a whole, each principal component of the program and the mix of compensation within the program; (2) analyzing competitive pay data for our Peer Group, including comparing our Named Executive Officers' compensation (total compensation and each principal component) to the compensation of similarly-positioned executive officers within our Peer Group; (3) analyzing our financial performance relative to the financial performance of the companies in our Peer Group, with a particular focus on one, three and/or five-year revenue growth, net income margin and total shareholder return; (4) analyzing the relationship between our pay and performance; (5) sharing with the Committee current market trends and developments in executive compensation; and (6) advising the Committee regarding the proposed amendment to the 2009 LTIP which was approved by our shareholders at the 2012 Annual Meeting of Shareholders. At the request of the Committee, Pearl Meyer discussed with management the recommendations that management planned to make to the Committee regarding compensation for the Named Executive Officers for 2012.
During 2012, we did not engage Pearl Meyer or its affiliates for any services beyond its support of the Committee. The Committee requested and received a statement from Pearl Meyer detailing its qualifications of independence and, based on such statement and other factors, has determined that the engagement of Pearl Meyer did not raise any conflict of interest.
Setting Executive Compensation
During the first quarter of each year, the Committee evaluates the performance of our Named Executive Officers, determines whether they will receive bonuses for the prior year based on our performance and establishes the compensation program for the current year. During the course of this exercise, the Committee reviews our executive compensation program to ensure that it continues to reinforce our pay-for-performance philosophy by delivering total compensation that motivates and rewards short and long-term performance and to be externally competitive to attract and retain outstanding executives.
In connection with establishing the Named Executive Officers' 2012 compensation, the Committee reviewed and analyzed the following information:

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a report prepared by our human resources department reviewing our financial performance, shareholder return and share price during each of the preceding four fiscal years and the performance bonuses paid and the stock options granted to our Named Executive Officers as a group and company-wide with respect to the same period;

•	our 2012 financial and strategic goals and objectives;

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a report prepared by our human resources department detailing the stock options granted during each of the preceding six fiscal years to each current participant (including the Named Executive Officers) and all participants in the aggregate, under our 1993 Stock Incentive Plan as Amended (the “1993 Plan”) and our 2009 LTIP, the shareholder-approved equity compensation plans that we have used to provide equity-based compensation. The report also sets forth the number and percentage of the outstanding stock options that were underwater at the time (i.e., the exercise price exceeded the then-current market price of our Common Shares on the NYSE), our burn rate and the total number of Common Shares that remained available for grant under our 2009 LTIP;

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tally sheets prepared by our human resources department setting forth the (1) dollar value of each component of compensation and total compensation for each Named Executive Officer for 2011 and 2012, including base salary, annual cash performance bonus, service-based stock options, and benefits and perquisites, (2) realizable value (i.e., the difference between the then current market price of our Common Shares on the NYSE and the exercise price) of all outstanding stock options held by each Named Executive Officer (on an exercisable and unexercisable basis), and (3) potential payments to each Named Executive Officer upon a change of control;

•	the individual performance of each Named Executive Officer during 2011;

•	a report prepared Pearl Meyer analyzing the alignment between our pay and performance under the Institutional Shareholder Services, Inc. pay-for-performance test; and

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a report prepared by Pearl Meyer analyzing our executive compensation program that included competitive data comparing the total annual compensation and each principal component of compensation received by each Named Executive Officer against similarly-positioned executive officers within the peer group of publicly-traded homebuilders set forth below (the “Peer Group”) and the financial performance of M/I Homes and the Peer Group companies (including one, three and/or five-year revenue growth, net income margin and total shareholder return).

The Peer Group consisted of:

Beazer Homes, Inc.	Meritage Homes Corporation
Brookfield Residential Properties	NVR, Inc.
D. R. Horton, Inc.	PulteGroup, Inc.
Hovnanian Enterprises, Inc.	Ryland Group, Inc.
KB Home	Standard Pacific Corp.
Lennar Corporation	Toll Brothers, Inc.
M.D.C. Holdings, Inc.

The Committee, with the assistance of management and Pearl Meyer, selected our Peer Group based on the other publicly-traded homebuilders with whom we believe we compete for personnel, customers and/or investment. In 2012, the Peer Group remained the same as in 2011.

The Committee analyzed the Peer Group data to gain a general understanding of the compensation practices of our competitors and ensure that the total compensation and each principal component of compensation received by the Named Executive Officers was generally consistent and competitive with the components, forms and amounts of compensation paid by our competitors (i.e., reasonable on a relative basis). The Committee recognizes that peer group data is an important indicator of competitiveness and compensation trends. However, the Committee also recognizes that each company within the Peer Group is unique. For example, when reviewing the Peer Group data, the Committee takes into account that many of the companies in the Peer Group are larger than us in terms of revenue, market capitalization and other measures. Therefore, the Committee believes that peer group data should be used only as a point of reference and one of several factors considered in setting executive compensation (including individual performance, level of responsibility and our performance) and not used by itself as a determinative factor. As a result, the Committee did not use the Peer Group data to benchmark our executive compensation program, or any component thereof, to a specific level or ranking of compensation paid by our competitors (e.g., market median) and has discretion in determining the nature and extent of its use of such data. Based on the information provided by Pearl Meyer, the aggregate annual total direct compensation for our Named Executive Officers has historically fallen within the bottom quartile of our Peer Group.
Components of 2012 Executive Compensation

For 2012, the principal components of our executive compensation program were:

•	base salary;

•	annual cash performance bonus;

•	equity-based compensation in the form of stock options that vest over five years based on continued employment; and

•	limited benefits and perquisites.

We do not have a pre-established formula or target for the allocation between cash and non-cash compensation or short-term and long-term compensation. Instead, the Committee annually reviews the Peer Group data, the current facts and circumstances impacting our business, the homebuilding industry and the general economy, our short and long-term financial and strategic goals and objectives and our past practices. Based on this review, the Committee subjectively determines what it believes is the appropriate mix of compensation to align our executive compensation with such goals and objectives and best promote our executive compensation philosophy and objectives. However, because the Committee is committed to a pay-for-performance philosophy, historically and in 2012, a significant percentage of each Named Executive Officer's compensation was at risk or variable and dependent on our performance and/or stock price appreciation. For 2012, approximately 80%, 75% and 57% of Messrs. Schottenstein's, Creek's and Mason's respective potential total compensation was at risk or variable and tied to our performance and/or stock price appreciation. In addition to reinforcing our pay-for-performance philosophy, the Committee believes this emphasis on variable compensation motivates and engages our Named Executive Officers to achieve our financial and strategic goals and objectives and aligns the interests of our Named Executive Officers and our shareholders.

Base Salary
We use base salary as the base or fixed component of each Named Executive Officer's annual cash compensation. As such, the base salary component is designed to provide a steady income regardless of our short-term performance and the performance of our Common Shares so that executives do not feel pressured to take unnecessary or excessive risks or focus exclusively on the price of our Common Shares to the detriment of other important business metrics. The base salary component is also an important tool in attracting and retaining executives and rewarding individual performance. The Committee annually reviews and subjectively determines each Named Executive Officer's base salary. In 2012, the Committee considered:

•	the base salary levels of similarly-positioned executives in our Peer Group;

•	each Named Executive Officer's individual performance and our performance in 2011;

•	each Named Executive Officer's scope of responsibility and the importance of his job function;

•	each Named Executive Officer's level of experience and tenure; and

•	the then-current state of the homebuilding industry and the general economy.

The Committee has not assigned any specific weighting to these factors, and the relevance of each factor varies from individual to individual.
Based on this review and input from Pearl Meyer, in 2012, the Committee increased the base salaries of Messrs. Schottenstein and Creek from $750,000 to $825,000 and $500,000 to $550,000, respectively, and did not change Mr. Mason's base salary from its 2011 level ($450,000). The Committee increased Messrs. Schottenstein's and Creek's base salaries for two primary reasons. First, the Committee determined that the increases were appropriate based on the salaries of similarly-positioned executives in our Peer Group. Mr. Schottenstein's base salary was the second lowest among the chief executive officers in the Peer Group (ranking him in the 7th percentile in the Peer Group) and Mr. Creek's base salary was in the bottom half for chief financial officers in the Peer Group. Second, Messrs. Schottenstein's and Creek's base salaries had not been increased in five years. The Committee elected not to change Mr. Mason's base salary based on its belief that his base salary was appropriate given his position and the base salaries of chief legal officers in the Peer Group.
In connection with reviewing and determining the base salaries of the Named Executive Officers, the Committee considered each Named Executive Officer's individual performance in 2011. The Committee determined that the Named Executive Officers performed well in 2011. In particular, the Committee noted (1) Mr. Schottenstein's overall leadership under continued challenging and competitive market conditions and integral role in developing and implementing our operational strategy to return to profitability, (2) Mr. Creek's management of our liquidity and balance sheet (ending 2011 with more than $101 million in cash and no borrowings under our $140 million credit facility) and expenses (selling, general and administrative expenses decreased 6% in 2011) and (3) Mr. Mason's management and oversight of our legal and human resources departments, risk management and land acquisition and development.
Annual Cash Performance Bonus
The annual cash performance bonus is designed to motivate our Named Executive Officers and reward them based on our achievement of one or more pre-determined, objective corporate performance goals that are tied to our financial and strategic goals for the year. Each Named Executive Officer's annual cash performance bonus opportunity is awarded pursuant to our shareholder-approved 2009 Annual Incentive Plan, a cash-based incentive plan designed to comply with Section 162(m) of the Code to ensure tax deductibility. Historically and in 2012, the annual cash performance bonus opportunity has represented the most significant portion of each Named Executive Officer's potential total annual compensation. The Committee believes this fosters a results-driven, pay-for-performance culture, builds accountability and aligns the Named Executive Officers' interests with the interests of our shareholders.
During the first quarter of 2012, the Committee established the annual cash performance bonus program for 2012, including (1) the award formulas and the performance goals to be measured to determine the amount (if any) of the performance bonus that each Named Executive Officer would earn for 2012 and (2) the maximum bonus that each Named Executive Officer would be eligible to earn. For 2012, the Committee established maximum potential performance bonuses for Messrs. Schottenstein, Creek and Mason of 350%, 250% and 100% of their respective 2012 base salaries (with base salary, in the case of Messrs. Schottenstein and Creek (whose salaries were increased during the year), being equal to the actual salary compensation received in 2012 as opposed to their increased salaries). These were the same maximum percentages of base salary that have applied to Mr. Schottenstein since 1999 and Messrs. Creek and Mason since 2006. The Committee selected the maximum percentages subjectively without the use of any formulaic methodology. The Committee concluded that these maximums remained appropriate based on the annual performance bonus opportunities for similarly-positioned executives in our Peer Group, our past practices, the Named Executive Officer's scope of responsibility (i.e., as an executive's scope of responsibility increases, the proportion of compensation that is performance-based increases) and input from Pearl Meyer. In addition, as discussed below and consistent with past practice, the Committee structured the 2012 performance bonus program in a leveraged manner so that our Named Executive Officers would earn the maximum amounts only if our performance materially exceeded our expectations. Under the 2009 Annual Incentive Plan, the Committee may exercise negative discretion and reduce the amount of compensation to be paid to a participant with respect to an award.
The Committee established the award formulas and performance goals based on a number of factors, including our 2012 financial projections and financial and strategic goals, our performance in 2011, the performance goals and annual bonus opportunities for similarly-positioned executives in our Peer Group, the prevailing conditions in the homebuilding industry, our past compensation practices, the executive's scope of responsibility, individual performance (as discussed above in “--Base Salary”) and input from Pearl Meyer. The Committee did not apply a formula or attach a specific weight to any of these factors. Instead, the Committee took all of the factors into account and used its judgment and discretion to establish the award formulas and performance goals. While the Committee considered all of these factors, the Committee's primary objective was to establish award formulas and performance goals that were directly aligned with our principal company goal in 2012-returning to profitability.
Given this primary objective, the Committee selected Adjusted Pre-Tax Income as the sole performance goal for 2012. The Committee believed that the selection of Adjusted Pre-Tax Income directly focused the Named Executive Officers on our goal of returning to profitability while aligning their efforts with our shareholders' interests. The Committee selected Adjusted Pre-Tax Income as opposed to net income based on our expectation that, due to the then-current conditions in the homebuilding industry, we may continue to incur impairments and other extraordinary write-offs in 2012 that could not be quantified or predicted with a reasonable degree of certainty at the beginning of the year. In the Committee's view, the Adjusted Pre-Tax Income performance goal provided the requisite flexibility to account for market conditions without sacrificing our focus on returning to profitability. Additionally, based on the Peer Group data, the selection of Adjusted Pre-Tax Income was consistent with the practices of our Peer Group in which several companies focused their annual performance bonus on pre-tax income or another income-based performance goal. Also, the Committee believes that an income-based performance goal encourages the Named Executive Officers to take a more balanced approach to our performance by requiring them to focus on both revenue growth and expense management.
In contrast, in 2011, the Committee selected Adjusted Pre-Tax Income (Loss) and homebuyer satisfaction ratings as the performance goals. The Committee elected not to use the homebuyer satisfaction ratings performance goal in 2012 based on its focus on aligning bonus compensation with our goal of returning to profitability. The Committee and the Company as a whole, however, continue to believe that homebuyer satisfaction ratings are critical to our short and long-term success and continue to monitor our performance in this regard. To this effect, for 2012, we achieved homebuyer satisfaction ratings of 94.5% on the 30-day homebuyer satisfaction survey and 90.5% on the six-month homebuyer satisfaction survey.
The Committee established threshold and maximum Adjusted Pre-Tax Income goals of $1.00 and $45,000,000, respectively, for 2012. As such, no Named Executive Officer would earn any bonus unless we had positive Adjusted Pre-Tax Income (i.e., we improved our Adjusted Pre-Tax Income by more than $10.9 million from 2011) and maximum bonuses would be earned only if we improved our Adjusted Pre-Tax Income by more than $54.9 million from 2011.
When establishing the 2012 performance bonus program, the Committee expected that, despite modest improvement and signs of stabilization, the homebuilding industry would remain challenging and competitive in 2012. Although we had made meaningful progress toward returning to profitability in 2010 and 2011, we had not yet achieved this goal. As a result, the Committee believed that it was important that the Named Executive Officers earn performance bonuses for 2012 only if we achieved positive Adjusted Pre-Tax Income. In the Committee's view, achieving positive Adjusted Pre-Tax Income represented a fair and reasonable (albeit challenging) threshold performance goal. Given that the threshold performance goal was challenging and represented a material improvement in performance from 2011, the Committee elected to provide a more meaningful bonus amount at the threshold performance level than it has historically provided at that level but retained the leveraged design that it has historically utilized. As a result, the Committee designed the 2012 award formulas so that each Named Executive Officer would earn 20% of his maximum potential bonus opportunity at the threshold performance level but would earn the maximum amount only if we had superior performance and materially exceeded our expectations. This leveraged design was intended to both motivate and reward the Named Executive Officers and align the Named Executive Officers' interests with the interests of our shareholders by placing a premium on superior performance and profitability. To foster team work and cohesion among our leadership and consistent with past practice, the Committee aligned the payout opportunities for the executives so that each executive would earn the same percentage of his maximum performance bonus opportunity at all performance levels.

The following table sets forth the specific amount that each Named Executive Officer was eligible to earn based on our achievement of the threshold and maximum Adjusted Pre-Tax Income performance levels and the actual amount earned based on our 2012 performance:
Adjusted Pre-Tax Income Performance Goal

Named Executive Officer	Amount Earned at Threshold (1)	Amount Earned at Maximum(1)	Actual Amount Earned in 2012
Robert H. Schottenstein	$573,125	$2,865,625	$1,260,875
Phillip G. Creek	$272,916	$1,364,582	$600,416
J. Thomas Mason	$90,000	$450,000	$198,000
(1) The amounts earned increase proportionately between the performance levels.

In 2012, we had Adjusted Pre-Tax Income of $13.5 million, an improvement of $24.4 million from 2011, and returned to profitability with net income of $13.3 million, an improvement of $47.2 million from 2011. As a result of our performance, Messrs. Schottenstein, Creek and Mason earned performance bonuses of $1,260,875, $600,416 and $198,000, respectively. In each case, these bonuses represented 44% of the Named Executive Officer's maximum potential performance bonus opportunity. Given our substantial improvement in Adjusted Pre-Tax Income and net income in 2012, the fact that we achieved our principal company goal of returning to profitability and the annual performance bonuses earned by similarly-positioned executives in our Peer Group, the Committee believes the bonuses earned by the Named Executive Officers in 2012 are fair, reasonable and appropriate.

Equity-Based Compensation

The Committee annually grants each of our Named Executive Officers (and other members of management) long-term equity-based compensation in the form of service-based stock options. The annual service-based stock option awards vest and become exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option is granted and expire ten years after the date of grant.

The Committee believes that, because stock options have value to our executives only if the price of our Common Shares increases, they are inherently tied to our performance and shareholder return and align the interests of our Named Executive Officers with the interests of our shareholders. The Committee further believes that the five-year vesting schedule encourages our Named Executive Officers to focus on our long-term performance, provides a check on excessive risk taking in the short-term, serves as a valuable retention tool and is consistent with the nature of the homebuilding business (i.e., the business requires a relatively long-term time horizon before a financial benefit is realized).
The Committee grants all equity-based awards (including awards to our non-employee directors) pursuant to the 2009 LTIP. Except in the case of grants for new hires (which are made at the first Committee meeting following the hiring date), the Committee grants all employee stock options at its first regularly scheduled Committee meeting of the year (typically in February). Our Board generally establishes the date of this meeting many months in advance and the meeting follows our release of earnings for the prior year. We do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information. All stock options are awarded at the closing price of our Common Shares on the NYSE on the date of grant (i.e., the date the Committee approves the grant).
When determining the size of the annual service-based stock option awards for the Named Executive Officers in 2012, the Committee considered the following factors:

•	the long-term equity-based compensation for similarly-positioned executive officers in our Peer Group and input from Pearl Meyer;

•	individual attributes such as scope of responsibility, individual performance, and ability to impact our future performance;

•	the estimated expense, dilutive effect, and impact on our burn rate of such awards;

•	our corporate performance; and

•	historical information detailing the stock options previously granted to each Named Executive Officer and the number of stock options underwater.

In February 2012, the Committee awarded Messrs. Schottenstein, Creek and Mason service-based stock options to purchase 75,000, 50,000 and 25,000 Common Shares, respectively (in each case, one-half of which were awarded subject to shareholder approval of an amendment to the 2009 LTIP to increase the number of Common Shares available for grant thereunder (which amendment was approved by the shareholders on May 8, 2012)). For each Named Executive Officer, these awards represented the same number of service-based stock options that the Named Executive Officer received in 2011. The aggregate grant date fair value of these awards was $438,750, $292,500 and $146,250 for Messrs. Schottenstein, Creek and Mason, respectively. The Committee subjectively determined the number of options granted to each Named Executive Officer without applying a formula or attaching a specific weight to any of the factors. Instead, the Committee took all of the factors into account and used its judgment and discretion to determine the number of options granted.

In making its determination to grant each Named Executive Officer the same number of stock options in 2012 that he received in 2011, the Committee noted two offsetting factors in particular. First, while the Committee recognized our continued progress toward achieving our goal of returning to profitability, the Committee also recognized that, as of the date the Committee granted the awards, we had not yet achieved that goal. As a result, the Committee did not believe that increases to the number of stock options granted were appropriate. Second, the grant date fair value of the annual service-based stock options awarded to our Named Executive Officers in recent years (including 2011) continued to rank in the bottom quartile of our Peer Group and, as of December 31, 2011, 84% of the vested options and 43% of the unvested options held by the Named Executive Officers were underwater (with many having little chance to recover in value given the exercise price, term and current market conditions). Based on these considerations, the Committee determined that it was not appropriate to reduce the number of stock options granted. As a result, the Committee made no changes to the number of stock options granted.

Benefits and Perquisites

Employee Benefits. We provide all of our employees, including our Named Executive Officers, with the opportunity to save for retirement through our defined contribution 401(k) Profit Sharing Plan (the “401(k) Plan”). We have also historically elected to make an annual profit sharing contribution to the 401(k) Plan on behalf of all employees. The 401(k) Plan limits the amount of a participant's annual compensation that is eligible for profit sharing to $50,000. For 2012, the Company contribution made on behalf of each Named Executive Officer was approximately $1,192. Our Named Executive Officers participate in the 401(k) Plan on the same terms as our other employees.

In an effort to maintain a healthy workforce, we provide all employees, including our Named Executive Officers, with the opportunity to participate in various health and welfare benefit programs, including medical, dental, vision, life and short-term disability insurance. We share the cost of these benefit programs with our employees and provide benefits at competitive market levels to help attract and retain employees. Our Named Executive Officers participate in these programs on the same terms as our other employees.

In addition to the aforementioned benefits, we maintain a $4.0 million and $1.0 million supplemental split-dollar life insurance policy for Messrs. Schottenstein and Creek, respectively. Under this arrangement, we have an obligation to pay a portion of the premium and the executive has an obligation to pay the balance of the premium. In addition to paying our portion of the premium, we pay the executive's portion and reimburse him for the taxes he incurs with respect to our payment of his portion of the premium. Prior to 2002, we provided this benefit to each of our executive officers for competitive reasons. Since 2002, we have continued (on the same terms without any material modification) only those split-dollar policies that were in effect for our executive officers at the time of the adoption of the Sarbanes-Oxley Act of 2002 and have not provided this benefit to any of our new executive officers. In 2012, we elected not to fund our portion of the premium for the supplemental split-dollar life insurance policies for the benefit of either of Messrs. Schottenstein or Creek.

Perquisites. We do not provide our Named Executive Officers with any material perquisites or personal benefits, except that all Named Executive Officers, along with certain other members of management, are provided with a monthly automobile allowance. The allowable expense is determined on a schedule based on position within M/I Homes. The Committee believes this limited perquisite is reasonable and consistent with our executive compensation philosophy and objectives and competitive market practices.

Payments in Connection with Termination of Employment or Change in Control

We do not currently have employment or severance agreements with any of our Named Executive Officers, other than the change in control agreements described below (the “Change in Control Agreements”). As a result, we are not obligated to pay any severance or other enhanced benefits to our Named Executive Officers upon termination of employment or a change in control, except for the benefits provided under the Change in Control Agreements (as described below), our equity compensation plans and our annual performance bonus plan under certain circumstances. The Committee believes these benefits are generally consistent with market practice within our Peer Group, help us attract and retain exceptional executives and, in the case of change in control benefits, align executive and shareholder interests by enabling the Named Executive Officers to pursue corporate transactions without a concern for job security.

Change in Control Agreements. In July 2008, we entered into a Change in Control Agreement with each Named Executive Officer. The Agreements are identical in all respects, except for the amounts payable thereunder, and remain in effect for so long as the applicable Named Executive Officer is employed by us or until we mutually agree to terminate his Agreement.

As previously reported, the Committee in July 2008 determined that it was in our best interests to enter into a Change in Control Agreement with each Named Executive Officer based on several considerations, including to: (1) serve as a retention tool and incentivize the Named Executive Officers to continue focusing on our business in the event of a potential change in control transaction; (2) focus the Named Executive Officers on leading our business through the then turbulent times; (3) ensure that the Named Executive Officers pursue business alternatives that maximize shareholder value without a concern for job security; and (4) ensure our compensation practices remained competitive.

Because the Change in Control Agreements are intended to provide the Named Executive Officers with a level of financial protection only upon loss of employment in connection with a change in control, they require a “double trigger.” Under the Agreements, if (1) we terminate a Named Executive Officer's employment without cause within six months prior to or twenty-four months after a change in control or (2) a Named Executive Officer terminates his employment for good reason within twenty-four months after a change in control, such Named Executive Officer will be entitled to:

A lump sum payment equal to the sum of:

•	a pre-determined multiple of his then-current annual base salary;

•	a pre-determined multiple of his average bonus earned during the five fiscal years immediately preceding the date of termination;

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a pro-rated amount of the annual bonus (if any) which the Named Executive Officer is eligible to receive with respect to the fiscal year in which his employment is terminated, calculated based upon (1) the degree to which the performance goals applicable to his bonus have been achieved (on a pro-rated basis) through the last day of the month preceding the Named Executive Officer's termination of employment and (2) the number of full months during the fiscal year during which the Named Executive Officer was employed;

•	a lump-sum payment for any unused vacation; and

•	continued coverage (at no cost) in all of our programs that are subject to the benefit provisions of COBRA for up to a maximum of 24 months unless he obtains replacement coverage.

The pre-determined payment multiples for Messrs. Schottenstein, Creek and Mason are 2.99, 2 and 2, respectively. These multiples were determined by the Committee based primarily on a review of competitive market data for our Peer Group.

Additionally, under the Change in Control Agreements, if the payments to be received by a Named Executive Officer upon a change in control constitute “excess parachute payments” under Section 280G of the Code, and are subject to excise tax under Section 4999 of the Code, such Named Executive Officer will be entitled to a gross-up payment in an amount necessary to ensure that he does not bear the cost of the excise tax, unless a cut-back by less than 10% of the total amount payable would make the excise tax inapplicable (in which case the amount payable to him will be reduced to the extent necessary to make the excise tax inapplicable). The Committee included this modified gross-up provision to balance protecting the Named Executive Officers from any excise tax with limiting our exposure to the cost of a gross-up if the excise tax is triggered by a minimal amount.
1993 Plan. Pursuant to the terms of the 1993 Plan and the form of award agreement that applies to all outstanding stock options thereunder, if a participant is terminated for any reason other than retirement, death or disability, his or her stock option privileges will be limited to the options immediately exercisable on the date of termination and expire unless exercised within 30 days after such date. In the case of termination due to death or disability, all options will become immediately exercisable and expire unless exercised within one year. In the case of retirement, a participant's option privileges will be limited to the options immediately exercisable on the date of retirement and expire unless exercised within one year after such date. In the case of a change in control of M/I Homes, all unvested options will immediately vest.
2009 LTIP. Pursuant to the terms of the 2009 LTIP and the form of award agreement that applies to all outstanding stock options thereunder, if a participant is terminated for any reason other than retirement, death, disability or cause, his or her stock option privileges will be limited to the options immediately exercisable on the date of termination and expire unless exercised within 60 days after such date. In the case of termination due to retirement, death or disability, all options will become immediately exercisable and expire unless exercised by the applicable expiration date of the option. In the case of termination for cause, a participant will forfeit all of his or her options (whether or not exercisable). In the case of a change in control of M/I Homes, the Committee may take such actions as it deems necessary or desirable with respect to outstanding stock options. However, if in connection with a change in control, the Committee elects to (1) cancel any option, the participant will be entitled to receive a cash payment equal to the excess, if any, of the value of the consideration to be paid in the change in control to holders of the same number of Common Shares as the number of Common Shares underlying the option being cancelled over the aggregate exercise price of the option being cancelled or (2) cause a substitute award to be issued with respect to any option, the substitute award must substantially preserve the value, rights and benefits of the option being substituted.
2009 Annual Incentive Plan. Pursuant to the terms of the 2009 Annual Incentive Plan, if, during a performance period, a participant's employment is terminated involuntarily without cause or as a result of his or her death, disability or retirement, he or she will be eligible to receive a pro-rata portion (based on the number of whole calendar months that the participant was employed by us during the performance period) of the compensation that would have been payable if he or she had remained employed for the full performance period. If a participant's employment is terminated prior to the end of a performance period for any other reason, he or she will not be eligible to receive any compensation under the 2009 Annual Incentive Plan for such performance period. If a participant's employment is terminated after the end of a performance period but prior to the related payment date, he or she will be entitled to receive any compensation earned for such performance period, except in the event of a termination for cause, in which case he or she will not be eligible to receive any compensation earned for such performance period. If a change in control occurs during a performance period, each award granted under the 2009 Annual Incentive Plan will be deemed earned and payable at its “target” level.

For more information concerning the Named Executive Officers' rights (including quantification of the amounts that would be payable) under the Change in Control Agreements, the 1993 Plan, the 2009 LTIP and the 2009 Annual Incentive Plan upon termination of employment or a change in control, see the “Potential Payments Upon Termination of Employment or Change in Control” section on page 35 of this Proxy Statement.

Deferred Compensation

The Named Executive Officers may elect to defer payment of part or all of their annual cash performance bonus (if any) to a later date under our Executives' Deferred Compensation Plan. The deferred amount is allocated to the Named Executive Officer's deferred compensation account, where the deferred amount is converted into that number of whole phantom stock units determined by dividing the deferred amount by the closing price of our Common Shares on the NYSE on the date of such conversion, which is the same day the bonus is paid and the allocation is made. Each executive's deferred compensation account is credited in an amount equal to any cash dividends paid on our Common Shares based on the phantom stock units held by the executive at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. Subject to Section 409A of the Code, the phantom stock units held by a Named Executive Officer are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the Named Executive Officer in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than retirement or, in certain cases, disability (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of M/I Homes, the phantom stock units are distributed in whole Common Shares within 60 days of the date of the change in control if an executive has so elected in his deferral notice. We make no contributions under the Executives' Deferred Compensation Plan (matching or otherwise), and the future payment obligations under the Plan are our general unsecured obligations.

The Committee believes that, by encouraging ownership of our Common Shares, the Executives' Deferred Compensation Plan further aligns the Named Executive Officers' and our shareholders' interests. The amounts deferred by our Named Executive Officers in 2012 (which relate to their 2011 cash performance bonuses) and their respective aggregate balances under the Executives' Deferred Compensation Plan as of December 31, 2012 are set forth in the Nonqualified Deferred Compensation table on page 34 of this Proxy Statement. With respect to the cash performance bonuses received by the Named Executive Officers in 2013 relating to our 2012 performance, Mr. Mason elected to defer payment of $19,800.

Share Ownership Guidelines

We do not require our Named Executive Officers to own a minimum number of our Common Shares. However, we encourage our Named Executive Officers to own our Common Shares by making equity-based compensation awards a meaningful part of each executive's total compensation and providing our executives with the opportunity to defer payment of part or all of their annual cash performance bonus and receive Common Shares in lieu thereof at a future date under the Executives' Deferred Compensation Plan.

We grant equity-based awards to align our Named Executive Officers' interests with the interests of our shareholders. Accordingly, under our Insider Trading Policy, our executives are prohibited from buying or selling derivative securities related to our Common Shares or engaging in short sales or hedging transactions (among other transactions) because we believe such securities and transactions are counter to the alignment we seek to achieve.
Tax Implications

Section 162(m) of the Code prohibits us from taking a tax deduction for annual compensation paid to a Named Executive Officer (other than the principal financial officer) in excess of $1 million per year. The Code generally excludes from the calculation of the $1 million cap compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. The Committee considers the deductibility of our executive compensation under Section 162(m) and structures the annual cash performance bonuses under our 2009 Annual Incentive Plan and stock options under our 2009 LTIP in a manner intended to qualify any compensation paid thereunder as “performance-based compensation” excluded from the $1 million cap. All compensation paid to our Named Executive Officers for 2012 was fully deductible for federal income tax purposes.

In certain cases, the Committee may award compensation that does not meet the requirements of Section 162(m) if, in its judgment, such compensation is necessary to meet our financial and strategic objectives or to adapt to changing circumstances.

Looking Forward - 2013 Compensation

In the Fall of 2012, the Committee engaged Pearl Meyer to serve as its independent outside compensation consultant for 2013. In the course of the engagement, Pearl Meyer reviewed our executive compensation program as a whole and each principal component of the program. In addition, Pearl Meyer provided market data relating to the current executive compensation practices of our Peer Group.

After reviewing our executive compensation program and data provided by Pearl Meyer, consulting with Pearl Meyer and receiving input from our Chief Executive Officer and other members of management, in the first quarter of 2013, the Committee established our 2013 executive compensation program. Set forth below is a summary of the principal components of the 2013 executive compensation program.

Base Salary. The Committee increased the base salaries of Messrs. Schottenstein and Creek from $825,000 to $900,000 and $550,000 to $600,000, respectively, and did not change Mr. Mason's base salary from its 2012 level ($450,000). The Committee increased Mr. Schottenstein's base salary based on our corporate performance and his individual performance in 2012 and the base salaries of other chief executive officers in our Peer Group. The Committee increased Mr. Creek's base salary based on our corporate performance and his individual performance in 2012.

Annual Performance Bonus. In an effort to keep the Named Executive Officers focused on sustaining our return to profitability, each Named Executive Officer is eligible to receive a cash performance bonus for 2013 that is based entirely on our Adjusted Pre-Tax Income in 2013. The maximum cash performance bonuses that Messrs. Schottenstein, Creek and Mason may receive for 2013 are 350%, 250% and 200% of their respective 2013 base salaries. These are the same maximum percentages of base salary that applied to Messrs. Schottenstein and Creek in 2012. In the case of Mr. Mason, the Committee increased his maximum cash performance bonus opportunity to 200% of his base salary (from 100% ) based on our corporate performance and his individual performance in 2012 and the annual cash performance bonus opportunities of similarly-positioned executives in our Peer Group.

Equity-Based Compensation. In February 2013, the Committee awarded Messrs. Schottenstein, Creek and Mason stock options to purchase 82,500, 55,000 and 27,500 Common Shares, respectively, which, in each case, represents a 10% increase from the number of service-based stock options that he received in 2012. These options vest and become exercisable in 20% increments on December 31, 2013, 2014, 2015, 2016 and 2017, subject to the Named Executive Officer's continued employment on the applicable vesting date. The Committee increased the number of stock options granted to each Named Executive Officer based on our corporate performance in 2012 and the relative grant date fair value of the annual service-based stock options awarded to our Named Executive Officers compared to our Peer Group.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board (and the Board approved) that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company's 2012 Form 10-K.

Compensation Committee:
Friedrich K. M. Böhm (Chairman)
Norman L. Traeger
Sharen Jester Turney

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table for 2012
The following table summarizes the total compensation for the fiscal years ended December 31, 2012, 2011 and 2010 for the Company's Chief Executive Officer, Chief Financial Officer and Chief Legal Officer during the 2012 fiscal year:

Name and Principal Position	Year	Salary ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Robert H. Schottenstein	2012	816,346	438,750	1,260,875	22,456	2,538,427
Chairman, Chief Executive	2011	750,000	493,500	236,250	24,735	1,504,485
Officer and President	2010	750,000	658,145	315,000	29,853	1,752,998
Phillip G. Creek	2012	544,231	292,500	600,416	14,071	1,451,218
Executive Vice President,	2011	500,000	329,000	112,500	13,433	954,933
Chief Financial Officer	2010	500,000	393,497	150,000	12,983	1,056,480
and Director
J. Thomas Mason	2012	450,000	146,250	198,000	11,392	805,642
Executive Vice President,	2011	450,000	164,500	40,500	10,995	665,995
Chief Legal Officer,	2010	448,461	171,850	54,000	10,950	685,261
Secretary and Director

(1)	The amounts shown reflect the base salaries earned by the Named Executive Officers for the 2012, 2011 and 2010 fiscal years.

(2)
The amounts shown reflect the aggregate grant date fair value of stock options granted under the 2009 LTIP during the 2012, 2011 and 2010 fiscal years computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to such awards. Assumptions used in the calculation of these amounts are included in Note 2 to the Company's audited consolidated financial statements for the fiscal year ended December 31, 2012, included in the Company's 2012 Form 10-K. The stock option awards underlying the aggregate grant date fair value for each Named Executive Officer with respect to the 2012, 2011 and 2010 fiscal years are as follows:

Name	2012 (# of shares)		2011 (# of shares)		2010 (# of shares)
Robert H. Schottenstein	75,000	(a)	75,000	(a)	72,000	(a)
					44,758	(b)
Phillip G. Creek	50,000	(a)	50,000	(a)	48,000	(a)
					21,314	(b)
J. Thomas Mason	25,000	(a)	25,000	(a)	24,000	(a)
					5,968	(b)

(a)
These stock options were granted under the 2009 LTIP during the 2012, 2011 and 2010 fiscal years as the Named Executive Officer's annual service-based stock option award and vest and become exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option was granted (subject to the Named Executive Officer's continued employment on the applicable vesting date) and expire ten years after the date of grant unless sooner exercised or forfeited. See “Compensation Discussion and Analysis - Components of 2012 Executive Compensation-Equity-Based Compensation” on page 24 of this Proxy Statement and “Compensation Discussion and Analysis-Payments in Connection with Termination of Employment or Change in Control” on page 25 of this Proxy Statement for more information concerning the annual service-based stock options granted in the 2012 fiscal year and stock options granted under the 2009 LTIP generally.

(b)
These stock options were granted in February 2010 under the 2009 LTIP as payment of a portion of the Named Executive Officer's performance bonus earned with respect to the 2009 fiscal year and vested and became exercisable in February 2012 and expire ten years after the date of grant unless sooner exercised or forfeited. The grant date fair value of these stock options computed in accordance with FASB ASC Topic 718 was $237,665, $113,175 and $31,690 for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, respectively. See “Compensation Discussion and Analysis - Payments in Connection with Termination of Employment or Change in Control” on page 25 of this Proxy Statement for more information concerning stock options granted under the 2009 LTIP generally.

(3)
The amounts shown reflect the non-equity incentive plan cash performance bonuses earned by the Named Executive Officers under the Company's 2009 Annual Incentive Plan for the 2012, 2011 and 2010 fiscal years. See “Compensation Discussion and Analysis-Components of 2012 Executive Compensation-Annual Cash Performance Bonus” on page 22 of this Proxy Statement for more information concerning the annual cash performance bonuses earned by the Named Executive Officers with respect to the 2012 fiscal year. With respect to J. Thomas Mason, the amounts shown for 2012, 2011 and 2010 include $19,800, $4,050 and $2,700, respectively, allocated to Common Shares (864 shares, 312 shares and 194 shares, respectively) pursuant to the Executives' Deferred Compensation Plan. See “Compensation Discussion and Analysis-Deferred Compensation” on page 27 of this Proxy Statement for a description of this plan and see the Nonqualified Deferred Compensation table on page 34 of this Proxy Statement for a description of benefits accrued under this plan.

(4)	The following table sets forth the details of “All Other Compensation” paid to each Named Executive Officer with respect to the 2012, 2011 and 2010 fiscal years:

Name	Year	Vehicle Allowance ($) (a)	Tax Reimbursement ($) (b)	Life Insurance Premiums ($) (c)	Company Contributions to 401(k) Plan ($) (d)	Total ($)
Robert H. Schottenstein	2012	10,200	3,590	7,474	1,192	22,456
	2011	20,700	3,240	6,746	795	31,481
	2010	19,928	2,977	6,198	750	29,853
Phillip G. Creek	2012	10,200	869	1,810	1,192	14,071
	2011	10,200	791	1,647	795	13,433
	2010	10,200	660	1,373	750	12,983
J. Thomas Mason	2012	10,200	—	—	1,192	11,392
	2011	10,200	—	—	795	10,995
	2010	10,200	—	—	750	10,950

(a)	The amounts shown reflect the aggregate cost to the Company attributable to provision of a Company-leased automobile or a monthly automobile allowance.

(b)
The amounts shown reflect the amounts paid by the Company for reimbursement of taxes incurred by the Named Executive Officer in connection with the Company's payment of such Named Executive Officer's portion of the premium for a supplemental split-dollar life insurance policy for his benefit.

(c)
The amounts shown reflect the Named Executive Officer's portion of the premium for a supplemental split-dollar life insurance policy for the benefit of such Named Executive Officer that was paid by the Company. In 2012, 2011 and 2010, the Company elected not to fund its portion of the premium for the supplemental split-dollar life insurance policy for the benefit of either Robert H. Schottenstein or Phillip G. Creek.

(d)	The amounts shown reflect profit-sharing contributions made by the Company to the Named Executive Officers pursuant to the Company's 401(k) Plan.

Grants of Plan-Based Awards for 2012

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Share)	Closing Market Price on Date of Grant ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Date of Compensation Committee Action	Threshold ($)(1)	Target ($)	Maximum ($) (1)
Robert H. Schottenstein	-	-	573,125		2,865,625
	2/8/2012	2/8/2012				37,500	12.23	12.23	219,375
	5/8/2012	2/8/2012				37,500	12.23	13.69	219,375
Phillip G. Creek	-	-	272,916		1,364,582
	2/8/2012	2/8/2012				25,000	12.23	12.23	146,250
	5/8/2012	2/8/2012				25,000	12.23	13.69	146,250
J. Thomas Mason	-	-	90,000		450,000
	2/8/2012	2/8/2012				12,500	12.23	12.23	73,125
	5/8/2012	2/8/2012				12,500	12.23	13.69	73,125

(1)
The amounts shown reflect the minimum and maximum amounts that each Named Executive Officer was eligible to receive with respect to the 2012 fiscal year based on the Adjusted Pre-Tax Income performance goal established by the Compensation Committee for such Named Executive Officer pursuant to the 2009 Annual Incentive Plan as described in “Compensation Discussion and Analysis-Components of 2012 Compensation-Annual Cash Performance Bonus” beginning on page 22 of this Proxy Statement. While the Compensation Committee established minimum and maximum amounts with respect to the Adjusted Pre-Tax Income performance goal, it did not establish any target amount for this performance goal. Instead, any amounts earned by the Named Executive Officers with respect to the Adjusted Pre-Tax Income performance goal increased proportionately between the minimum and maximum performance levels. In 2012, we achieved an Adjusted Pre-Tax Income of $13.5 million, which resulted in a bonus of $1,260,875, $600,416, and $198,000 for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, respectively.

(2)
The Compensation Committee awarded all of the stock options listed in this table on February 8, 2012. These stock options were granted under the 2009 LTIP as the Named Executive Officer's 2012 annual service-based stock option award and vest and become exercisable over a five-year period in 20% increments beginning on December 31, 2012 (subject to the Named Executive Officer's continued employment on the applicable vesting date) and expire on February 8, 2022 unless sooner exercised or forfeited. One-half of the stock options awarded by the Compensation Committee on February 8, 2012 to each Named Executive Officer were awarded subject to shareholder approval of an amendment to the 2009 LTIP to increase the number of Common Shares available for grant under the 2009 LTIP. The Company's shareholders approved the amendment to the 2009 LTIP on May 8, 2012. All of the stock options granted under the 2009 LTIP have an exercise price equal to the closing price of our Common Shares on the NYSE on the date the Compensation Committee approves the grant. See “Compensation Discussion and Analysis-Components of 2012 Executive Compensation-Equity-Based Compensation” on page 24 of this Proxy Statement and “Compensation Discussion and Analysis-Payments in Connection with Termination of Employment or Change in Control” on page 25 of this Proxy Statement for more information concerning the annual service-based stock options granted in the 2012 fiscal year and stock options granted under the 2009 LTIP generally.

(3)	The amounts shown reflect the grant date fair value of the stock options granted to the Named Executive Officers in the 2012 fiscal year computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards(1)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Robert H. Schottenstein	24,000	—		27.15	2/12/2013
	44,000	—		46.61	3/8/2014
	65,000	—		54.85	2/16/2015
	75,000	—		41.45	2/13/2016
	60,000	—		33.86	2/13/2017
	31,746	—		33.86	2/13/2017
	20,000	—		17.66	2/12/2018
	12,000	12,000	(2)	7.85	2/10/2019
	15,200	28,800	(3)	13.12	2/9/2020
	15,000	45,000	(4)	14.18	2/8/2021
	15,000	60,000	(5)	12.23	2/8/2022
Phillip G. Creek	8,000	—		27.15	2/12/2013
	15,000	—		46.61	3/8/2014
	20,000	—		54.85	2/16/2015
	30,000	—		41.45	2/13/2016
	24,000	—		33.86	2/13/2017
	15,873	—		33.86	2/13/2017
	60,000	—		17.66	2/12/2018
	9,000	—		7.85	2/10/2019
	8,000	8,000	(2)	7.85	2/10/2019
	21,314	—		13.12	2/9/2020
	28,800	19,200	(3)	13.12	2/9/2020
	20,000	30,000	(4)	14.18	2/8/2021
	10,000	40,000	(5)	12.23	2/8/2022
J. Thomas Mason	4,000	—		27.15	2/12/2013
	6,000	—		46.61	3/8/2014
	7,000	—		54.85	2/16/2015
	12,500	—		41.45	2/13/2016
	10,000	—		33.86	2/13/2017
	4,960	—		33.86	2/13/2017
	25,000	—		17.66	2/12/2018
	4,000	4,000	(2)	7.85	2/10/2019
	5,968	—		13.12	2/9/2020
	14,400	9,600	(3)	13.12	2/9/2020
	10,000	15,000	(4)	14.18	2/8/2021
	5,000	20,000	(5)	12.23	2/8/2022

(1)
Each of the stock options set forth in this table with an expiration date prior to 2020 was granted under the 1993 Plan and expires ten years after the date of grant in accordance with the terms of the 1993 Plan. Each of the stock options set forth in this table with an expiration date in 2020 or later was granted under the 2009 LTIP and expires ten years after the date of grant in accordance with the terms of the 2009 LTIP.

(2)	100% of these unexercisable options vest on December 31, 2013.

(3)	50% of these unexercisable options vest on each of December 31, 2013 and 2014.

(4)	33 and 1/3% of these unexercisable options vest on each of December 31, 2013, 2014 and 2015.

(5)	25% of these unexercisable options vest on each of December 31, 2013, 2014, 2015, and 2016.

Option Exercises and Stock Vested in 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert H. Schottenstein	179,758	1,206,976	—	—
Phillip G. Creek	57,869	376,471	—	—
J. Thomas Mason	18,002	135,060	—	—

(1)	The amount shown represents the difference between the exercise price of the option and the market price of the Common Shares at the time of exercise.

Nonqualified Deferred Compensation for 2012

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($) (4)	Aggregate Balance at Last Fiscal Year-End ($) (5)
Robert H. Schottenstein	—	—	44,988	—	70,543
Phillip G. Creek	—	—	33,141	56,515	51,967
J. Thomas Mason	4,050	—	49,166	—	72,398

(1)
The amounts shown represent the amounts deferred by the Named Executive Officers during the 2012 fiscal year pursuant to the Executives' Deferred Compensation Plan in connection with the payment of the cash performance bonuses earned by the Named Executive Officers under the Company's 2009 Annual Incentive Plan for the 2011 fiscal year. Because the amounts shown relate to deferral of performance bonuses for the 2011 fiscal year, none of these amounts are reported as compensation with respect to the 2012 fiscal year (but are reported as non-equity incentive plan compensation with respect to the 2011 fiscal year) in the Summary Compensation Table on page 30. For more information concerning the Executives' Deferred Compensation Plan, see “Compensation Discussion and Analysis-Deferred Compensation” on page 27 of this Proxy Statement.

(2)	The Company does not make any contributions under the Executives' Deferred Compensation Plan on behalf of any of the participants in the plan.

(3)
The amounts shown represent the notional change in the value of the Named Executive Officers' accounts under the Executives' Deferred Compensation Plan during the 2012 fiscal year based on the 176% increase in the value of our Common Shares during the 2012 fiscal year. The Company paid no dividends on its Common Shares during the 2012 fiscal year. None of the amounts reported in this column are reported as compensation in the Summary Compensation Table on page 30 of this Proxy Statement.

(4)	The amounts shown represent the market value of the Common Shares distributed to the Named Executive Officers during the 2012 fiscal year pursuant to the Executives' Deferred Compensation Plan.

(5)
The amounts shown represent the market value as of December 31, 2012 of the Common Shares underlying the whole phantom stock units held in the Named Executive Officers' accounts under the Executives' Deferred Compensation Plan based on the closing price of our Common Shares on the NYSE on December 31, 2012. With respect to Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, the cumulative dollar amounts deferred plus dividends accrued minus distributions (based on units) made under the Executives' Deferred Compensation Plan through December 31, 2012, based on the market value of our Common Shares at each deferral date, was $35,650, $80,486 and $69,614, respectively. With respect to Messrs. Schottenstein, Creek and Mason, $35,650, $80,000 and $46,442 of such amounts, respectively, have been previously reported as compensation in the Summary Compensation Table for previous years.

Potential Payments Upon Termination of Employment or Change in Control

As described in “Compensation Discussion and Analysis-Payments in Connection with Termination of Employment or Change in Control” on page 25 of this Proxy Statement, we are a party to a Change in Control Agreement with each Named Executive Officer that provides certain severance and other enhanced benefits if we experience a change in control and the executive's employment is terminated in connection with that change in control. Other than the benefits that may be payable to the Named Executive Officers under the Change in Control Agreements, the accelerated vesting under certain circumstances of stock options granted to the Named Executive Officers under the 1993 Plan and the 2009 LTIP and certain payments that may be payable to the Named Executive Officers under the 2009 Annual Incentive Plan, we do not currently have employment or severance agreements or other plans or arrangements that provide payments or enhanced benefits to our Named Executive Officers in connection with a termination of employment or change in control.

The following table summarizes the potential payments to our Named Executive Officers upon a termination of employment and/or a change in control of the Company (assuming that the triggering event occurred on December 31, 2012):

Name and Type of Potential Payment	Death ($)	Disability ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	Change in Control ($)	Involuntary Not for Cause Termination Followed by a Change in Control (5) ($)	Involuntary Not for Cause Termination or Voluntary Termination for Good Reason After a Change in Control (6) ($)
Robert H. Schottenstein
Severance Benefits: (1)	—	—	—	—	—	6,654,626	7,210,106
Accelerated Vesting of Stock Options:
Under the 1993 Plan: (2)	223,800	223,800	—	—	223,800	—	223,800
Under the 2009 LTIP: (3)	1,795,944	1,795,944	1,795,944	—	1,795,944	—	1,795,944
2009 Annual Incentive Plan Payments: (4)	1,260,875	1,260,875	1,260,875	1,260,875	573,125	1,260,875	573,125
Total:	3,280,619	3,280,619	3,056,819	1,260,875	2,592,869	7,915,501	9,802,975
Phillip G. Creek
Severance Benefits: (1)	—	—	—	—	—	2,861,792	3,260,470
Accelerated Vesting of Stock Options:
Under the 1993 Plan: (2)	149,200	149,200	—	—	149,200	—	149,200
Under the 2009 LTIP: (3)	1,134,296	1,134,296	1,134,296	—	1,134,296	—	1,134,296
2009 Annual Incentive Plan Payments: (4)	600,416	600,416	600,416	600,416	272,916	600,416	272,916
Total:	1,883,912	1,883,912	1,734,712	600,416	1,556,412	3,462,208	4,816,882
J. Thomas Mason
Severance Benefits: (1)	—	—	—	—	—	1,271,958	1,878,297
Accelerated Vesting of Stock Options:
Under the 1993 Plan: (2)	74,600	74,600	—	—	74,600	—	74,600
Under the 2009 LTIP: (3)	598,648	598,648	598,648	—	598,648	—	598,648
2009 Annual Incentive Plan Payments: (4)	198,000	198,000	198,000	198,000	90,000	198,000	90,000
Total:	871,248	871,248	796,648	198,000	763,248	1,469,958	2,641,545

(1)	The amounts shown are based on the Change in Control Agreements with our Named Executive Officers as follows:

For Robert H. Schottenstein, of the amounts shown: (a) $3,481,148 represents a lump sum payment equal to the product of (i) 2.99 and (ii) the sum of his base salary at December 31, 2012 and his average annual bonus earned (whether paid in cash or equity) during the 2007-2011 fiscal years; (b) $1,155,802 represents a lump sum payment for a pro-rated portion of his 2012 annual bonus (prorated based on the triggering event occurring on December 31, 2012 and the performance period ending on November 30, 2012, in accordance with the terms of his Change in Control Agreement); (c)  $78,495 represents a lump sum payment for unused vacation; (d) $34,164 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Schottenstein) in our group health plan for 24 months; (e) in the event of an involuntary not for cause termination followed by a change in control, $1,905,018 represents estimated excise tax payments payable to Mr. Schottenstein under his Change in Control Agreement; and (f) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $2,460,497 represents estimated excise tax payments payable to Mr. Schottenstein under his Change in Control Agreement.

For Phillip G. Creek, of the amounts shown: (a) $1,419,812 represents a lump sum payment equal to the product of (i) 2.00 and (ii) the sum of his base salary at December 31, 2012 and his average annual bonus earned (whether paid in cash or equity) during the 2007-2011 fiscal years; (b) $550,381 represents a lump sum payment for a pro-rated portion of his 2012 annual bonus (prorated based on the triggering event occurring on December 31, 2012 and the performance period ending on November 30, 2012, in accordance with the terms of his Change in Control Agreement); (c) $52,330 represents a lump sum payment for unused vacation; (d) $27,574 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Creek) in our group health plan for 24 months; (e) in the event of an involuntary not for cause termination followed by a change in control, $811,695 represents estimated excise tax payments payable to Mr. Creek under his Change in Control Agreement; and (f) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $1,210,373 represents estimated excise tax payments payable to Mr. Creek under his Change in Control Agreement.

For J. Thomas Mason, of the amounts shown: (a) $1,001,178 represents a lump sum payment equal to the product of (i) 2.00 and (ii) the sum of his base salary at December 31, 2012 and his average annual bonus earned (whether paid in cash or equity) during the 2007-2011 fiscal years; (b) $181,500 represents a lump sum payment for a pro-rated portion of his 2012 annual bonus (prorated based on the triggering event occurring on December 31, 2012 and the performance period ending on November 30, 2012, in accordance with the terms of his Change in Control Agreement); (c) $43,269 represents a lump sum payment for unused vacation; (d) $12,594 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Mason) in our group health plan for 24 months; (e) in the event of an involuntary not for cause termination followed by a change in control, $(33,417) represents a reduction in the amount payable to Mr. Mason under the Change in Control Agreement as a result of the total amount otherwise payable to him thereunder constituting an “excess parachute payment” under Section 280G of the Code that is subject to excise tax under Section 4999 of the Code and the application of the cut-back provision in the Change in Control Agreement; and (f) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $639,756 represents estimated excise tax payments payable to Mr. Mason under his Change in Control Agreement.

For more information concerning the Change in Control Agreements, see “Compensation Discussion and Analysis-Payments in Connection with Termination of Employment or Change in Control” on page 25 of this Proxy Statement.

For purposes of each Change in Control Agreement, “cause” means: (a) any act of fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of our assets or business opportunities; (b) conviction of a felony; (c) willful refusal to substantially perform his assigned duties; (d) willful engagement in gross misconduct materially injurious to the Company; or (e) breach of any material term of the Change in Control Agreement. However, “cause” will not arise due to any event that constitutes “good reason” under the Change in Control Agreement.

For purposes of each Change in Control Agreement, “change in control” means: (a) the acquisition by any person or group of the ownership of our stock that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock; (b) the acquisition by any person or group, within any twelve month period, of the ownership of our stock possessing 30% or more of the total voting power of our stock; (c) the date a majority of the members of the Board is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (d) the acquisition by any person or group, within any twelve month period, of our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately before such acquisition. The definition of “change in control” will be interpreted in a manner that is consistent with the definition of “change in control event” under Section 409A of the Code and the Treasury Regulations promulgated thereunder.

For purposes of each Change in Control Agreement, “good reason” means the occurrence of any of the following events during the 24 consecutive calendar months beginning after a change in control occurring during the term of the Change in Control Agreement to which the executive has not consented in writing: (a) any breach of the Change in Control Agreement of any nature whatsoever by or on behalf of the Company; (b) a reduction in his title, duties or responsibilities, as compared to either his title, duties or responsibilities immediately before the change in control or any enhanced or increased title, duties or responsibilities assigned to him after the change in control; (c) the permanent assignment to him of duties that are inconsistent with his office immediately before the change in control or any more senior office to which he is promoted after the change in control; (d) a reduction in his base salary; (e) a reduction in the annual cash bonus that he is eligible to receive or a change in the manner in which such annual cash bonus is calculated; (f) a material reduction in the aggregate value of his other annual compensation and/or fringe benefits; (g) a requirement that he relocate to a principal office or worksite (or accept indefinite assignment) to a location more than 30 miles from the principal office or worksite to which he was assigned immediately before the change in control or any location to which he agreed, in writing, to be assigned after the change in control; or (h) we attempt to amend or terminate the Change in Control Agreement except in accordance with the procedures described therein.

(2)
Pursuant to the terms of the 1993 Plan, if a participant's employment is terminated as a result of death or disability or there is a change in control or reorganization of the Company, all of the participant's unvested stock options immediately vest and become exercisable. The amounts shown represent the value of the accelerated stock options as of December 31, 2012, calculated by multiplying the number of accelerated stock options by the difference between the exercise price and the closing price of our Common Shares on the NYSE on December 31, 2012. For more information concerning a participant's rights upon termination of employment or a change in control under the 1993 Plan, see “Compensation Discussion and Analysis-Payments in Connection with Termination of Employment or Change in Control” on page 25 of this Proxy Statement.

For purposes of the 1993 Plan, “disability” means that a participant has suffered a permanent and total disability, as defined in Section 22(e)(3) of the Code.

For purposes of the 1993 Plan, “change in control” means: (a) the acquisition by any person or group of persons, other than any of Irving E. Schottenstein's immediate family members or lineal descendants, any heir of the foregoing, any trust for the benefit of any of the foregoing, any private charitable foundation or any partnership, limited liability company or corporation owned or controlled by some or all of the foregoing, of beneficial ownership of 25% or more of our outstanding voting capital stock; or (b) the failure of our current directors (or such directors who are elected or recommended or endorsed for election to the Board by a majority of our current directors or their successors so elected, recommended or endorsed) to constitute a majority of the Board.

For purposes of the 1993 Plan, “reorganization” means: (a) the occurrence of any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale or exchange of securities of the Company pursuant to an agreement with the Company; (b) as a result of the foregoing transaction, the Company is not the surviving or acquiring company or the Company is or becomes a wholly-owned subsidiary of another company; and (c) the agreement governing the transaction does not specifically provide for the change, conversion or exchange of the stock options for securities of another corporation.

(3)
Pursuant to the terms of the 2009 LTIP, if a participant's employment is terminated as a result of death, disability or retirement, all of the participant's unvested stock options will immediately vest and become exercisable. In the event of a change in control, the Compensation Committee may take such actions, if any, as it deems necessary or desirable with respect to any outstanding stock options, including (a) the acceleration of the vesting and exercisability of options, (b) the payment of cash in exchange for the cancellation of any options and/or (c) the issuance of substitute awards that preserve the value, rights and benefits of any options affected by the change in control. The table assumes that all unvested stock options under the 2009 LTIP will immediately vest and become exercisable upon a change in control. The amounts shown represent the value of the accelerated stock options as of December 31, 2012, calculated by multiplying the number of accelerated stock options by the difference between the exercise price and the closing price of our Common Shares on the NYSE on December 31, 2012. For more information concerning a participant's rights upon termination of employment or a change in control under the 2009 LTIP, see “Compensation Discussion and Analysis-Payments in Connection with Termination of Employment or Change in Control” on page 25 of this Proxy Statement.

For purposes of the 2009 LTIP, “disability” means: (a) with respect to an incentive stock option, the participant has suffered a permanent and total disability, as defined in Section 22(e)(3) of the Code; and (b) with respect to any other award, unless otherwise provided in the related award agreement, (i) the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, (ii) the participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant's employer, or (iii) the participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

For purposes of the 2009 LTIP, “retirement” means a participant's termination of employment (other than for cause) on or after the date on which the sum of the participant's years of service with the Company and its affiliates plus the participant's age is equal to or greater than 70, provided that the participant has attained the age of 55.

For purposes of the 2009 LTIP, “change in control” means: (a) the members of the Board on the effective date of the 2009 LTIP (including individuals whose election or nomination for election was approved by a majority of such directors) cease for any reason other than death to constitute at least a majority of the members of the Board; (b) the acquisition by any person or group, other than the Company, any subsidiary of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, of beneficial ownership, directly or indirectly, of 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company; (c) the merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the shareholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination of the Company; (d) the sale or other disposition of all or substantially all of the assets of the Company; or (e) the liquidation or dissolution of the Company. Notwithstanding the foregoing, with respect to the payment, exercise or settlement of any award that is subject to Section 409A of the Code, a change in control will not be deemed to have occurred unless the events or circumstances constituting a change in control also constitute a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(4)
Pursuant to the terms of the 2009 Annual Incentive Plan, if, during a performance period, a participant's employment is terminated involuntarily without cause or as a result of the participant's death, disability or retirement, the participant will receive a pro-rata portion (based on the number of whole calendar months that the participant was employed by us during the performance period) of the compensation that would have been payable under the 2009 Annual Incentive Plan if the participant had remained employed for the full performance period. The amounts shown with respect to death, disability, retirement and involuntary not for cause termination represent a lump-sum payment equal to the amounts earned by the Named Executive Officers under the 2009 Annual Incentive Plan with respect to the 2012 fiscal year. Pursuant to the terms of the 2009 Annual Incentive Plan, if a change in control occurs during a performance period, each outstanding award thereunder will be considered earned and payable at its “target” level. With respect to the 2012 fiscal year awards granted under the 2009 Annual Incentive Plan, the Compensation Committee established minimum and maximum levels of performance for each of the Named Executive Officers, but did not establish “target” levels of performance. The amounts shown with respect to a change in control represent a lump-sum payment equal to an estimated “target” level under the 2009 Annual Incentive Plan for the 2012 fiscal year awards based on the Company's projected levels of performance with respect to the 2012 performance goals. For more information concerning a participant's rights upon termination of employment or a change in control under the 2009 Annual Incentive Plan, see “Compensation Discussion and Analysis-Payments in Connection with Termination of Employment or Change in Control” on page 25 of this Proxy Statement.

For purposes of the 2009 Annual Incentive Plan, “disability” means: (a) the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months; (b) the participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant's employer; or (c) the participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

For purposes of the 2009 Annual Incentive Plan, “retirement” and “change in control” have substantially the same definitions as described in footnote (3) above with respect to the 2009 LTIP.

(5)
For purposes of this column, we have assumed that, on December 31, 2012, the Named Executive Officer incurred an involuntary not for cause termination, which was followed by a change in control. For more information concerning a participant's rights upon termination of employment or a change in control, see “Compensation Discussion and Analysis-Payments in Connection with Termination of Employment or Change in Control” on page 25 of this Proxy Statement.

(6)
For purposes of this column, we have assumed that, on December 31, 2012 a change in control occurred, which was followed by the Named Executive Officer's involuntary not for cause termination or voluntary termination for good reason. For more information concerning a participant's rights upon termination of employment or a change in control, see “Compensation Discussion and Analysis-Payments in Connection with Termination of Employment or Change in Control” on page 25 of this Proxy Statement.

In addition to the amounts shown in the table, pursuant to the terms of the Executives' Deferred Compensation Plan, the phantom stock units held by each Named Executive Officer will be distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by such Named Executive Officer in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than disability or retirement (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of the Company, the phantom stock units will be distributed in whole Common Shares within 60 days of the date of the change in control if such Named Executive Officer has so elected in his deferral notice. On December 31, 2012, the market value of the accounts of each of Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason under the Executives' Deferred Compensation Plan was $70,543, $51,967 and $72,398, respectively. For more information concerning the Named Executive Officers' rights under the Executives' Deferred Compensation Plan, see “Compensation Discussion and Analysis-Deferred Compensation” on page 27 of this Proxy Statement.

COMPENSATION OF DIRECTORS
The Board annually reviews and determines the compensation for our non-employee directors taking into account the recommendations of the Compensation Committee. In connection with this review and determination, the Board and the Compensation Committee consider the compensation paid to the non-employee directors of companies within our Peer Group, the current facts and circumstances relating to our business and our past practices. The Board believes that (1) non-employee director compensation should be generally competitive with companies in our Peer Group to ensure that we attract and retain qualified non-employee directors and (2) the compensation of our non-employee directors should include a combination of cash and equity-based compensation to align the interests of our non-employee directors with the interests of our shareholders. The Board does not have a pre-established policy or target for the allocation between cash and equity-based compensation and, instead, determines the mix of compensation based on what it believes is most appropriate under the circumstances. The Compensation Committee approves all equity-based compensation granted to the non-employee directors.
For the 2012 fiscal year, each non-employee director (other than the Chairman of the Audit Committee and the Chairman of the Compensation Committee) received an annual retainer of $50,000 as payment for his or her service on the Board and any of its committees. The Chairman of the Audit Committee and the Chairman of the Compensation Committee received an annual retainer of $75,000 and $60,000, respectively. All retainers are paid in equal quarterly installments after each quarterly Board meeting. Non-employee directors may defer payment of their retainer fees pursuant to the Director Deferred Compensation Plan. See footnote (1) to the Director Compensation Table below for a description of this plan. For 2012, each non-employee director also received a grant of 1,000 stock units under the 2009 LTIP. Pursuant to the 2009 LTIP, all stock units will be settled in Common Shares upon the director's separation of service from the Company. Any dividends paid with respect to our Common Shares after the grant date of stock units will accrue and be added to a director's stock units and will be paid in Common Shares upon separation of service.
The Compensation Committee generally awards all grants of stock units at its meeting held immediately following the Company's annual meeting of shareholders, and we do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information.
For the 2013 fiscal year, the compensation program for our non-employee directors will be generally the same as the 2012 fiscal year, except (1) each non-employee director will receive an annual cash retainer of $55,000 ($85,000, $70,000 and $65,000, in the case of the Audit Committee Chairman, the Compensation Committee Chairman and the Nominating and Governance Committee Chairman, respectively) and (2) subject to the discretion of the Compensation Committee, each non-employee director will receive 1,500 stock units. The Board made the foregoing changes upon the recommendation of the Compensation Committee. In making its recommendation, the Compensation Committee reviewed and considered competitive data provided by Pearl Meyer regarding the non-employee director compensation for companies in our Peer Group. Such competitive data indicated that our non-employee director compensation ranked the lowest in our Peer Group. The Compensation Committee also considered the input of Pearl Meyer.

Director Compensation Table for 2012
The following table summarizes the total compensation for the fiscal year ended December 31, 2012 for each of the Company's non-employee directors. Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason are not included in this table because they were employees of the Company during the 2012 fiscal year and received no additional compensation for their services as directors. The compensation received by Messrs. Schottenstein, Creek and Mason as employees of the Company is shown in the Summary Compensation Table on page 30 of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Joseph A. Alutto, Ph.D.	50,000	13,690	—	63,690
Friedrich K.M. Böhm	60,000	13,690	—	73,690
William H. Carter (4)	37,500	13,690	—	51,190
Thomas D. Igoe	75,000	13,690	—	88,690
Jeffrey H. Miro (5)	50,000	13,690	—	63,690
Norman L. Traeger	50,000	13,690	—	63,690
Sharen Jester Turney	50,000	13,690	—	63,690

(1)
The amounts shown reflect the annual retainers earned by our non-employee directors for the 2012 fiscal year. Pursuant to the Director Deferred Compensation Plan, each of our non-employee directors may elect to defer to a later date the payment of all or any portion of the retainer fees received for serving as a director. The deferred fees are credited to the non-employee director's deferred compensation account on the date of payment, where the fees are converted into that number of whole phantom stock units determined by dividing the amount of the deferred fees by the closing price of our Common Shares on the NYSE on such date. Each non-employee director's deferred compensation account is credited in an amount equal to any cash dividends paid on our Common Shares based on the phantom stock units held by the non-employee director at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. The phantom stock units held by a non-employee director are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the non-employee director in his or her deferral notice or the date the non-employee director no longer serves as a director. The Board believes that, by encouraging ownership of our Common Shares, the Director Deferred Compensation Plan aligns the interests of our non-employee directors with the interests of our shareholders. With respect to each of Joseph A. Alutto, Ph.D. and Jeffrey H. Miro, the amounts shown include $50,000 allocated to Common Shares (3,284 shares) and, with respect to William H. Carter, the amount shown includes $25,000 allocated to Common Shares (1,348 shares), in each case pursuant to the Director Deferred Compensation Plan. For more information concerning the Director Deferred Compensation Plan, including the number of Common Shares held by our non-employee directors pursuant to the Director Deferred Compensation Plan, see "Principal Shareholders" on page 15 of this Proxy Statement.

(2)
The amounts shown reflect the aggregate grant date fair value of the stock unit awards granted to our non-employee directors under the 2009 LTIP during the 2012 fiscal year computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 to the Company's audited consolidated financial statements for the fiscal year ended December 31, 2012, included in the Company's 2012 Form 10-K. The 1,000 stock units granted to each of the non-employee directors on May 8, 2012 (which were the only equity awards granted to the non-employee directors during the 2012 fiscal year) had a grant date fair value of $13.69 per unit (based on the closing price of our Common Shares on the date of grant). For the 2006, 2007 and 2008 fiscal years, we granted annual stock unit awards to the non-employee directors under the 2006 Director Plan. In connection with our shareholders' approval of the 2009 LTIP, we terminated the 2006 Director Plan (although outstanding awards under the 2006 Director Plan remain in effect in accordance with their respective terms). The outstanding stock units under the 2009 LTIP and the 2006 Director Plan contain substantially the same terms. As of December 31, 2012, Joseph A. Alutto, Ph.D., Friedrich K.M Böhm, William H. Carter, Thomas D. Igoe, Jeffrey H. Miro, Norman L. Traeger and Sharen Jester Turney held 8,027, 8,027, 1,000, 8,027, 0, 8,027 and 2,000 stock units pursuant to the 2009 LTIP and/or the 2006 Director Plan, respectively.

(3)
As of December 31, 2012, each of Friedrich K.M. Böhm, Thomas D. Igoe, Jeffrey H. Miro and Norman L. Traeger held stock options to purchase 4,500 Common Shares, all of which were exercisable. Prior to the 2005 fiscal year, we annually granted each non-employee director stock options to purchase up to 2,500 Common Shares under the 1993 Plan. These stock options vested and became exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option was granted and expire ten years after the date of grant.

(4)	On May 8, 2012, the Board increased the number of directors that comprise the Board from nine to ten directors and appointed William H. Carter to fill the vacancy created by such increase.

(5)
Jeffrey H. Miro served as a director of the Company during the 2012 fiscal year until his retirement as a director effective December 27, 2012. Michael P. Glimcher was appointed to the Board effective January 1, 2013 to fill the vacancy created by the retirement of Mr. Miro.

AUDIT COMMITTEE MATTERS

Audit Committee Report

Purpose. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company's consolidated financial statements and internal control over financial reporting; (2) the Company's compliance with legal and regulatory requirements; (3) the Company's independent registered public accounting firm's qualifications, independence and performance; and (4) the performance of the Company's internal audit function. The specific duties of the Audit Committee are set forth in its charter.

Responsibility. Management is responsible for the Company's internal controls, preparing the Company's consolidated financial statements and a report on management's assessment of the effectiveness of internal control over financial reporting. The Company's independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon, as well as for auditing the effectiveness of internal control over financial reporting. The independent registered public accounting firm's audits are performed in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for overseeing the conduct of these activities and appointing the Company's independent registered public accounting firm. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and representations made by management and the independent registered public accounting firm.

Meetings. During the 2012 fiscal year, the Audit Committee met four times. In addition, the Chairman of the Audit Committee, on behalf of the Audit Committee, met seven times during the 2012 fiscal year with the Company's senior financial management, including the internal auditors, and Deloitte & Touche LLP (“D&T”), the Company's independent registered public accounting firm, and discussed the Company's interim and fiscal year financial information prior to public release. The Audit Committee Chairman provided a telephonic report regarding each of these meetings to the other members of the Audit Committee.

Auditor Independence. In fulfilling its oversight responsibility as to the audit process, the Audit Committee: (1) obtained from D&T a formal written statement describing all relationships between D&T and the Company that might bear on D&T's independence consistent with Independence Standards Board Standard No. 1, Responsibilities and Functions of the Independent Auditor, as adopted by the PCAOB in Rules 3520 and 3526; (2) discussed with D&T any relationships that may impact D&T's objectivity and independence; and (3) satisfied itself as to D&T's independence.

Auditor Required Communications. The Audit Committee reviewed and discussed with management, the internal auditors and D&T the quality and adequacy of the Company's internal control over financial reporting. In addition, the Audit Committee reviewed and discussed with D&T all communications required by generally accepted auditing standards, including those matters described in Auditing Standard 16, Communication with Audit Committees, and AU Section 150, Generally Accepted Auditing Standards, as adopted by the PCAOB in Rule 3100. The Audit Committee discussed and reviewed the results of D&T's audit of the consolidated financial statements with and without management present. The Audit Committee also reviewed and discussed the results of the Company's internal audits conducted throughout the year.

Annual Financial Statements and Internal Controls. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2012 with management and D&T. Management has represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, consistently applied. The Audit Committee also reviewed, and discussed with management and D&T, management's report and D&T's report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Conclusion. Based on the Audit Committee's reviews and discussions with management and D&T noted above, the Audit Committee recommended to the Board (and the Board approved) that the Company's audited consolidated financial statements be included in the Company's 2012 Form 10-K that was filed with the SEC on February 25, 2013.

Audit Committee:
William H. Carter (Chairman)
Friedrich K.M. Böhm
Thomas D. Igoe
Norman L. Traeger

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company by its independent registered public accounting firm for the fiscal years ended December 31, 2012 and December 31, 2011:

	Year Ended December 31,
	2012	2011
Audit Fees	$860,000	$798,000
Audit-Related Fees	293,000	165,000
Tax Fees	55,000	—
All Other Fees	—	—
Total	$1,208,000	$963,000

Audit Fees for the fiscal years ended December 31, 2012 and 2011 consisted of fees for professional services rendered for the audits of the annual consolidated financial statements of the Company and quarterly reviews of the condensed consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q. In addition, the fees include $190,000 in 2012 and $142,000 in 2011 for the performance of audits of the Company's assessment of internal control over financial reporting.
Audit-Related Fees for the fiscal years ended December 31, 2012 and 2011 consisted of fees for annual audits of M/I Financial as well as assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. With respect to 2012, the services in this category primarily included services related to our issuance of common shares and senior subordinated convertible notes as well as review of the Company's conclusions with respect to various accounting matters. With respect to 2011, the services in this category primarily included services related to the registration of our $200 million senior notes on Form S-4 and shelf registration on Form S-3.
Tax Fees for the fiscal year ended December 31, 2012 consisted primarily of fees for the review of our 2011 federal tax return and the preparation of our state and local tax returns.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee has adopted the following policy with respect to engagement of the Company's independent registered public accounting firm to perform services for the Company:
Annually, the independent registered public accounting firm will provide the Audit Committee with an engagement letter outlining the scope of the audit and permissible non-audit services proposed to be performed during the fiscal year, together with a schedule of fees for such services, for approval.
In addition to reviewing and approving the engagement letter, the Audit Committee will annually pre-approve a list of audit services (not covered by the audit engagement letter) and permissible audit-related services, tax services and other services as well as a range of fees for those services. Any services rendered by the independent registered public accounting firm during that fiscal year will be considered pre-approved by the Audit Committee provided that the services rendered fall within the list of pre-approved services and the fees do not exceed the pre-approved fees. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its Chairman the authority to amend or modify the list of pre-approved permissible audit and non-audit services and fees. The Chairman will report any action taken to the Audit Committee at its next meeting. The Audit Committee is regularly kept informed by management of the services provided by the independent registered public accounting firm.
During the 2012 and 2011 fiscal years, all services provided by D&T were pre-approved in accordance with the terms of the Audit Committee's pre-approval policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company's directors and officers and any person who beneficially owns more than ten percent of our Common Shares or Preferred Shares to file reports of ownership and changes in ownership of the Common Shares or Preferred Shares with the SEC. Based solely on a review of the reports filed on behalf of these persons and written representations from our officers and directors that no additional reports were required to be filed, the Company believes that, during the 2012 fiscal year, its officers, directors and greater than ten percent beneficial owners complied with such filing requirements, except Friedrich K. M. Böhm who filed a Form 5 on January 11, 2013 to report seven transactions that were inadvertently not previously reported on Form 4.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Any proposals from shareholders which are intended to be presented at the 2014 Annual Meeting of Shareholders must be received by the Company by December 4, 2013 to be eligible for inclusion in next year's proxy statement and form of proxy. Such proposals may be included in next year's proxy statement and form of proxy if they comply with certain SEC Rules. In addition, if a shareholder intends to present a proposal at the 2014 Annual Meeting of Shareholders without the inclusion of that proposal in the proxy statement relating to the 2014 Annual Meeting of Shareholders and written notice of the proposal is not received by the Company on or before February 17, 2014, or if the Company meets other requirements of applicable SEC Rules, proxies solicited by the Board for the 2014 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal at the meeting. In each case, written notice must be given to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Chief Legal Officer and Secretary.

Pursuant to the advance notice provision in our Regulations relating to the nomination of one or more persons for election as a director at an annual meeting of shareholders, shareholders who wish to nominate one or more persons for election as a director at the 2014 Annual Meeting of Shareholders may do so only if they comply with the nomination procedures set forth in our Regulations. The advance notice provision requires that a shareholder give written notice of such shareholder's intent to make such nomination(s) by personal delivery or by United States Mail, postage pre-paid, to the Secretary of the Company not later than March 8, 2014 nor earlier than February 6, 2014. See “Information Regarding the Board, its Committees and Corporate Governance-Nomination of Directors” beginning on page 7 of this Proxy Statement for information regarding our director nomination process.
EXPENSES OF SOLICITATION

The entire expense of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and any other related materials, as well as other costs incurred in connection with the solicitation of proxies on behalf of the Board, will be paid by the Company, except for any Internet access fees and telephone service fees incurred by shareholders who elect to vote electronically via the Internet or telephonically. Proxies may be solicited personally or by telephone, mail, electronic mail, facsimile or telegraph. Officers or employees of the Company may assist with solicitations and will receive no additional compensation for their services. The Company will reimburse brokers, banks and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our Common Shares.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter requiring a vote of the shareholders is properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

You are urged to complete, sign, date and return the enclosed proxy card in the envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically. No postage is required if the envelope provided is mailed from within the United States. If you subsequently decide to attend the Annual Meeting and wish to vote your Common Shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,

/s/J. Thomas Mason
J. Thomas Mason,
Secretary

M/I HOMES
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IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

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MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Local Time, on May 7, 2013.

Vote by Internet

- Go to **www.envisionreports.com/MHO**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the director nominees listed in Proposal No. 1, and FOR Proposal No. 2 and Proposal No. 3.

1. Election of Directors:

Nominee	For	Withhold
01 - Friedrich K.M. Böhm	☐	☐
02 - William H. Carter	☐	☐
03 - Michael J. Glimcher	☐	☐
04 - Robert H. Schottenstein	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T
1 U P X 1 5 2 5 1 2 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01LH5C

2013 Annual Meeting Admission Ticket

2013 Annual Meeting of Shareholders of
M/I Homes, Inc.
Tuesday, May 7, 2013, 9:00 a.m., Local Time
M/I Homes, Inc.
3 Easton Oval
Columbus, Ohio 43219

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

M/I HOMES
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Proxy — M/I Homes, Inc.

3 Easton Oval, Columbus, Ohio 43219

This Proxy is solicited on behalf of the Board of Directors of M/I Homes, Inc. for the Annual Meeting of Shareholders to be held May 7, 2013.

The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason, and each of them, as proxies for the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held at the offices of M/I Homes, Inc., 3 Easton Oval, Columbus, Ohio 43219, on Tuesday, May 7, 2013, at 9:00 a.m., local time, or any adjournment thereof, and to vote as indicated herein all Common Shares of M/I Homes, Inc. which the undersigned is entitled to vote at such Annual Meeting or any adjournment thereof, with all powers the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the named executive officers of M/I Homes, Inc. (Proposal No. 2), and FOR the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2013 (Proposal No. 3). If any other matters are properly brought before the Annual Meeting or any adjournment thereof, or if a nominee for election as a director named in Proposal No. 1 is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the proxies on such matters or for such substitute nominees as the Board of Directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated April 3, 2013, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2012 Annual Report to Shareholders, which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Any proxy previously given to vote the Common Shares which the undersigned is entitled to vote at the 2013 Annual Meeting of Shareholders is hereby revoked.

UNLESS VOTING ELECTRONICALLY OR TELEPHONICALLY, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

M/I HOMES
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mihomes.com

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the director nominees listed in Proposal No. 1, and FOR Proposal No. 2 and Proposal No. 3.

+

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Friedrich K.M. Böhm	☐	☐	02 - William H. Carter	☐	☐	03 - Michael J. Glimcher	☐	☐
04 - Robert H. Schottenstein	☐	☐						

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 1 5 2 5 1 2 2 +

01LH6C

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

M/I HOMES
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mihomes.com

Proxy — M/I Homes, Inc.

3 Easton Oval, Columbus, Ohio 43219

This Proxy is solicited on behalf of the Board of Directors of M/I Homes, Inc. for the Annual Meeting of Shareholders to be held May 7, 2013.

The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason, and each of them, as proxies for the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held at the offices of M/I Homes, Inc., 3 Easton Oval, Columbus, Ohio 43219, on Tuesday, May 7, 2013, at 9:00 a.m., local time, or any adjournment thereof, and to vote as indicated herein all Common Shares of M/I Homes, Inc. which the undersigned is entitled to vote at such Annual Meeting or any adjournment thereof, with all powers the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the named executive officers of M/I Homes, Inc. (Proposal No. 2), and FOR the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2013 (Proposal No. 3). If any other matters are properly brought before the Annual Meeting or any adjournment thereof, or if a nominee for election as a director named in Proposal No. 1 is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the proxies on such matters or for such substitute nominees as the Board of Directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated April 3, 2013, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2012 Annual Report to Shareholders, which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Any proxy previously given to vote the Common Shares which the undersigned is entitled to vote at the 2013 Annual Meeting of Shareholders is hereby revoked.

UNLESS VOTING ELECTRONICALLY OR TELEPHONICALLY, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.